INTEROUTE COMMUNICATIONS HOLDINGS S.A.

FINANCIAL STATEMENTS

For the years ended 31 December 2017, 2016 and 2015

EXHIBIT 99.1

Contents                                    Page

Report of Independent Auditors                            2
Consolidated Income Statements                            4
Consolidated Statements of Comprehensive Income / (Expense)            4
Consolidated Statements of Changes in Equity                    5
Consolidated Balance Sheets                                6
Consolidated Cash Flow Statements                            7
Notes to the Financial Statements                         8

EXHIBIT 99.1

Report of Independent Auditors

To the Board of Directors of Interoute Communications Holdings S.A.

We have audited the accompanying consolidated financial statements of Interoute Communications Holdings S.A. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated income statements, consolidated statements of comprehensive income/(expense), consolidated statements of changes in equity, consolidated cash flow statements for each of the three years in the period ended December 31, 2017.

Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Interoute Communications Holdings S.A. and its subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Emphasis of matter
The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Group has indicated that on February 23, 2018, GTT Communications Inc. (GTT), a company based in United States of America and listed on the New York Stock Exchange, signed a definitive purchase agreement to acquire all the shares of Interoute Communications Holdings S.A. (being the parent company of the Group). Under the terms of the Group’s current Term Loan B, this transaction will trigger the option available to the lenders to request repayment of the Group’s €640m Term Loan B. The Group is unable to repay the term loan without the support of GTT or an alternative. However, the Directors of Interoute Communications Holdings S.A. have limited knowledge

EXHIBIT 99.1

Report of Independent Auditors (CONTINUED)

Emphasis of matter (continued)
of whether the terms of such support (financial or otherwise) from GTT will be forthcoming, or if so, the form of such support, and have stated that there is material uncertainty that indicates substantial doubt exists about the Group’s ability to continue as a going concern. Management's evaluation of the events and conditions are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

PricewaterhouseCoopers LLP
East Midlands, UK
April 6, 2018

EXHIBIT 99.1

Interoute Communications Holdings S.A.
Consolidated Income Statements

In millions of Euros		2017	2016	2015
	Note
Revenue	3	709.9	727.5	535.2

Marginal selling costs		(256.7)	(278.9)	(182.0)
Changes in inventories		(0.7)	1.4	0.5
Employee costs	4	(148.2)	(166.8)	(120.6)
Network costs		(106.5)	(103.8)	(94.2)
Other costs		(47.4)	(69.7)	(44.6)
Depreciation	7	(83.7)	(85.2)	(79.3)
Amortisation	9	(17.9)	(17.5)	(6.2)
Finance income	5	0.3	0.2	0.1
Finance costs	5	(62.6)	(65.1)	(22.9)
Loss before income tax		(13.5)	(57.9)	(14.0)

Income tax credit	6	15.0	6.2	3.0
Profit / (loss) for the year		1.5	(51.7)	(11.0)

Interoute Communications Holdings S.A.
Consolidated Statements of Comprehensive Income / (Expense)

In millions of Euros	Note	2017	2016	2015
Profit / (loss) for the year		1.5	(51.7)	(11.0)
Items that will not be reclassified to the income statement
Re-measurement of post-employment benefit obligations	16	(0.5)	0.1	(0.7)
Items that may be reclassified to the income statement
Currency translation differences		1.4	(0.6)	0.3
Other comprehensive income / (expense)		0.9	(0.5)	(0.4)
Total comprehensive income/ (expense)		2.4	(52.2)	(11.4)

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.1

Interoute Communications Holdings S.A.
Consolidated Statements of Changes in Equity

In millions of Euros	Ordinary shares	Preference shares	Total Equity share capital	Share premium	Other reserves	Accumula-ted deficit	Total equity
1 January 2015	214.3	0.2	214.5	408.4	26.9	(381.4)	268.4
Loss for the year	—	—	—	—	—	(11.0)	(11.0)
Other comprehensive expense for the year	—	—	—	—	(0.4)	—	(0.4)
Total comprehensive expense for the year	—	—	—	—	(0.4)	(11.0)	(11.4)
Employee share schemes	—	—	—	—	0.4	—	0.4
Repurchase of equity instruments	—	—	—	—	(3.4)	—	(3.4)
Total transactions with owners, recognised directly in equity	—	—	—	—	(3.0)	—	(3.0)
31 December 2015	214.3	0.2	214.5	408.4	23.5	(392.4)	254.0
Loss for the year	—	—	—	—	—	(51.7)	(51.7)
Other comprehensive expense for the year	—	—	—	—	(0.5)	—	(0.5)
Total comprehensive expense for the year	—	—	—	—	(0.5)	(51.7)	(52.2)
Employee share schemes	—	—	—	—	1.0	—	1.0
Repurchase of equity instruments	—	—	—	—	(1.5)	—	(1.5)
Total transactions with owners, recognised directly in equity	—	—	—	—	(0.5)	—	(0.5)
31 December 2016	214.3	0.2	214.5	408.4	22.5	(444.1)	201.3
Profit for the year	—	—	—	—	—	1.5	1.5
Other comprehensive income for the year	—	—	—	—	0.9	—	0.9
Total comprehensive income for the year	—	—	—	—	0.9	1.5	2.4
Employee share schemes	—	—	—	—	2.5	—	2.5
Total transactions with owners, recognised directly in equity	—	—	—	—	2.5	—	2.5
31 December 2017	214.3	0.2	214.5	408.4	25.9	(442.6)	206.2

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.1

Interoute Communications Holdings S.A.
Consolidated Balance Sheets

In millions of Euros	Note	2017	2016

ASSETS
Property, plant and equipment	7	453.0	459.2
Goodwill	8	490.9	490.9
Other intangible assets	9	178.0	191.3
Deferred income tax assets	10	39.0	26.8
Trade and other receivables	12	4.2	3.3
Total non-current assets		1,165.1	1,171.5

Inventories	11	1.4	2.1
Trade and other receivables	12	210.2	211.7
Current income tax recoverable		0.6	0.9
Cash and cash equivalents	17	55.5	48.9
Total current assets		267.7	263.6
Total assets		1,432.8	1,435.1

EQUITY AND LIABILILTIES
Ordinary shares	18	214.3	214.3
Preference shares	18	0.2	0.2
Share premium	18	408.4	408.4
Other reserves	19	25.9	22.5
Accumulated deficit		(442.6)	(444.1)
Total equity		206.2	201.3

Trade and other payables	13	73.3	84.7
Borrowings	17	775.5	752.4
Deferred income tax liabilities	10	35.2	37.9
Employee benefit obligations	16	6.3	7.5
Provisions	15	14.2	12.3
Total non-current liabilities		904.5	894.8

Trade and other payables	13	283.1	291.5
Borrowings	17	20.6	27.5
Financial liabilities at fair value through profit or loss	14	0.1	1.2
Current income tax liabilities		0.2	0.3
Employee benefit obligations	16	12.6	6.0
Provisions	15	5.5	12.5
Total current liabilities		322.1	339.0
Total liabilities		1,226.6	1,233.8
Total equity and liabilities		1,432.8	1,435.1

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.1

Interoute Communications Holdings S.A.
Cash Flow Statements

In millions of Euros	Note	2017	2016	2015
Loss before income tax		(13.5)	(57.9)	(14.0)
Adjustments for:
Depreciation	7	83.7	85.2	79.3
Amortisation	9	17.9	17.5	6.2
Share based payments	22	8.2	0.9	0.5
Loss / (profit) on disposal of property, plant and equipment		0.3	(1.0)	0.6
Fair value adjustment to derivatives		(1.1)	3.4	1.4
Net finance costs	5	62.3	64.9	22.8
Net exchange differences		(0.3)	2.6	(1.3)
Operating cash flows before movements in working capital		157.5	115.6	95.5
(Increase) / decrease in trade and other receivables		(7.4)	(20.4)	15.9
Decrease / (increase) in inventories		0.7	(1.4)	(0.5)
(Decrease) / increase in trade and other payables		(14.9)	(16.1)	10.6
(Decrease) / increase in other provisions		(4.3)	7.6	1.8
Operating cash flows after movements in working capital		131.6	85.3	123.3
Cash inflow / (outflow) from collateralised deposits and guarantees		6.4	(3.1)	1.4
Income taxes paid		(0.6)	(0.9)	(2.6)
Net cash flow generated from operating activities		137.4	81.3	122.1

Payments for property, plant and equipment		(78.7)	(86.7)	(79.3)
Payments for intangible assets		(4.6)	(4.9)	(4.2)
Payments for acquisition of subsidiary, net of cash acquired	25	—	—	(143.4)
Deferred payment for business acquisitions		(1.9)	(1.9)	(1.9)
Proceeds from sale of property, plant and equipment		—	3.6	—
Interest received		0.3	0.2	0.6
Net cash used in investing activities		(84.9)	(89.7)	(228.2)

Interest paid		(56.5)	(53.4)	(12.8)
Proceeds from borrowings		671.0	286.7	692.9
Arrangement fees paid on new borrowings		(3.0)	(4.8)	(23.2)
Repurchase of equity instruments		—	—	(3.5)
Repayments of borrowings		(653.8)	(259.8)	(471.6)
Finance lease payments		(3.4)	(5.3)	(1.9)
Net cash (used in) / generated from financing activities		(45.7)	(36.6)	179.9

Net increase / (decrease) in cash and cash equivalents		6.8	(45.0)	73.8

Cash and cash equivalents at 1 January		48.9	99.3	24.0
Exchange (losses) / gains on cash and cash equivalents		(0.2)	(5.4)	1.5
Cash and cash equivalents at 31 December		55.5	48.9	99.3

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.1

Interoute Communications Holdings S.A.
Notes to the Financial Statements

1.	General information

Interoute Communications Holdings S.A. (hereafter “the Company” or “ICHSA”) was incorporated on 7 July 2005 and organised under the laws of Luxembourg as a Société Anonyme for an unlimited period of years. It is domiciled in Luxembourg and its registered address is 20 Rue de la Poste, L-2346 Luxembourg, Grand-Duchy of Luxembourg. The Company together with its subsidiaries are referred to as “the Group”. The Group’s financial year starts on 1 January and ends on 31 December of each year and the main activity of the Group is the provision of telecommunication services. Notes to the financial statements related to the income statement refer to the years ending 31 December 2017, 2016 and 2015 respectively. Where notes are related to the balance sheet the amounts will be as at 31 December 2017 and 2016 respectively.
These consolidated financial statements have been prepared in accordance with IFRSs issued by the International Accounting Standards Board ("IASB") and Interpretations issued by the International Financial Reporting Interpretations Committee ("IFRIC").
These financial statements were approved and authorised for issue by the Board of Directors on 6 April 2018.

2.	Critical estimates and judgements

This section sets out the key areas which involve both critical estimation and judgement. Other significant accounting policies are in Note 28.
Going concern
On 23 February 2018, GTT Americas LLC, as purchaser and GTT Communications, Inc. as guarantor signed a definitive purchase agreement to acquire all the shares of Interoute Communications Holdings S.A. (the parent company of the Interoute Group) for consideration of approximately €1.9 billion in cash. The transaction is expected to close within three to six months from this date, subject to customary regulatory approvals. GTT’s shares are currently traded on the New York Stock Exchange (NYSE). The closing of the transaction will trigger the option available to the lenders to request repayment of the Interoute €640m Term Loan B, pursuant to the change of control provisions of the Interoute facility agreement. GTT have secured committed equity and debt financing, which the Directors of Interoute Communications Holdings S.A. ("the Directors") directors understand will be used to fund the redemption of the €640m Term Loan B at closing along with the remainder of the purchase price. The group would be unable to repay this term loan without the support of GTT or otherwise. Further, the Directors have limited knowledge of the financial projections and financing arrangements of the consolidated GTT group, post-closing including whether the required support from GTT will be provided and its associated terms. These conditions indicate the existence of a material uncertainty which may cast significant doubt about the Group's ability to continue as a going concern. The Group’s consolidated financial statements do not include the adjustments that would result if the Group were unable to continue as a going concern. In the absence of the conditions described above or in the event that the transaction is not completed, the Directors consider the Interoute group, on a standalone basis, to be a going concern.

Impairment
The Directors assess whether events or changes in circumstances indicate a risk of impairment of Property, Plant and Equipment, Goodwill and other intangible assets. When required, impairment reviews are performed using the value in use method which requires reliable estimates to be made of variables such as discount rate, revenue growth, operating cost margin and capital expenditure levels. These assumptions are consistent with the latest Group business plan and also represent a key judgement. The most significant impact of this judgement is on the impairment review of the Group's Cash Generating Units (CGUs) which is discussed in detail in Note 8. The CGU impairment reviews also require significant judgement over the allocation of Goodwill arising from historic acquisitions to the CGUs expected to receive the benefits. The sale of the Interoute group subsequent to 31 December 2017 (Note 21) is an especially important factor in this year’s impairment assessment.
The Group's provision for impairment losses due to credit risk on receivables (Note 12) requires the exercise of significant judgement in the analysis and interpretation of evidence of changes in both general economic conditions and customer specific factors, including if there is evidence of loss events having occurred prior to year-end.

EXHIBIT 99.1

2. Critical estimates and judgement (continued)

Revenue recognition
Judgement is required in the practical application of the revenue recognition accounting policies. Of particular significance is the judgement over whether Indefeasible Rights of Use ("IRU"s) transfer the significant risks and rewards of ownership of infrastructure from the Group to the customer, which is made in the context of industry practice and custom in this area. More details can be found in Note 28.
Share-based payment
In accounting for some of the Group's share-based payment schemes a key judgement is required as to the expected timing of the anticipated vesting event such as an Initial Public Offering (IPO) or company sale. This judgement, which is obviously subject to high uncertainty, impacts both the valuation of the awards and, together with the expected rate of staff leavers, the number of awards that are expected to vest. As a result of the sale of the Interoute group subsequent to 31 December 2017 (Note 21), the valuation of shares and estimated vesting date are much more certain.
Deferred tax
The Group recognises deferred tax assets in respect of carried forward trading losses and accelerated depreciation in a variety of jurisdictions where these tax attributes are relievable against future taxable profits and where it is considered to be sufficiently probable that such profits will crystallise. This requires judgements to be made of the expected future profit of each of the Group's subsidiaries. There is inherent uncertainty in this judgement. See Note 10.
Acquisition fair values
When the Group makes business acquisitions, significant judgement is required to ensure that the assets and liabilities acquired are recorded correctly at their fair values. This requires the use of valuation techniques such as the discounted cash flow and relief from royalty methods. Where required to address this uncertainty external valuation specialists are engaged. Details of the fair values assigned to the assets acquired in the Easynet business combination are disclosed in Note 25.

3.	Revenue

Revenue for the Group can be analysed as follows:

In millions of Euros	2017	2016	2015
Sale of services	695.3	711.1	525.9
Sale of goods	14.6	16.4	9.3
Total revenue	709.9	727.5	535.2

4.	Employee costs

An analysis of employee costs incurred is shown below.

In millions of Euros	2017	2016	2015
Wages and salaries	(122.0)	(144.9)	(106.5)
Social security costs	(19.3)	(21.4)	(16.0)
Pension costs	(3.3)	(4.1)	(2.2)
Share based payments	(8.2)	(0.9)	(0.5)
Total employee costs	(152.8)	(171.3)	(125.2)
Capitalised employee costs	4.6	4.5	4.6
Employee costs recognised in the Income Statement	(148.2)	(166.8)	(120.6)

EXHIBIT 99.1

5.	Finance income and costs

An analysis of finance income and costs is presented below.

In millions of Euros	2017	2016	2015

Bank interest receivable	0.2	0.1	—
Interest receivable on finance leases	0.1	0.1	0.1
Finance income	0.3	0.2	0.1

Net exchange gains /(losses)	3.0	(1.5)	(3.1)
Interest on secured notes and Term Loan B	(33.1)	(42.4)	(9.4)
Other interest and finance charges	(11.2)	(10.3)	(10.4)
Loss on extinguishment of debt	(21.3)	(10.9)	—
Finance costs	(62.6)	(65.1)	(22.9)

Net finance costs	(62.3)	(64.9)	(22.8)

The loss on the extinguishment of debt in 2017 represents the €12.9m early repayment premium payable on the senior secured fixed rate loan notes which were repaid during the year as well as the write off of €8.4m of unamortised issue costs of the notes (see Note 17). The 2016 figure related to the repayment of the senior secured floating rate notes.

6.	Income tax credit

This note provides an analysis of the Group's income tax credit.
(a) Income tax credit

In millions of Euros	2017	2016	2015

Current tax on loss for the year	(0.5)	(0.1)	(1.0)
Adjustments for current tax of prior years	0.6	—	(1.1)
Total current tax credit / (expense)	0.1	(0.1)	(2.1)

Increase / (decrease) in deferred tax assets	12.9	(0.4)	6.3
Decrease / (increase) in deferred tax liabilities	2.0	6.7	(1.2)
Total deferred tax credit	14.9	6.3	5.1

Total income tax credit recognised in the income statement	15.0	6.2	3.0

The income tax credit is entirely attributable to continuing operations. €0.2m of the deferred tax credit for 2017 was attributable to reductions in substantively enacted tax rates (2016: €1.5m, 2015: Nil).

EXHIBIT 99.1

6. Income tax credit (continued)

(b) Numerical reconciliation of income tax expense to prima facie tax payable

In millions of Euros	2017	2016	2015
Loss from continuing operations before income tax	(13.5)	(57.9)	(14.0)

Tax at the weighted average Group rate of 21.8% (2016: 20.6%, 2015: 25.47%)	2.9	11.9	3.6
Permanently disallowable expenses	(2.2)	(3.2)	(4.1)
Utilisation and recognition of tax losses	12.3	(2.6)	2.9
Adjustments in respect of prior years	0.6	1.1	(2.2)
Impact of using average Group rate in reconciliation	—	0.1	(0.3)
Movement in unrecognised deferred tax	1.4	(1.1)	3.1
Income tax credit	15.0	6.2	3.0

(c) Tax losses

In millions of Euros	2017	2016	2015
Unused tax losses for which no deferred tax asset has been recognised	648.3	677.3	773.1
Potential tax benefit at estimated applicable tax rates	168.7	164.3	213.0

Significant judgement is used when assessing the extent to which deferred tax assets should be recognised with consideration given to the timing and amount of future taxable income, time limits and other restrictions on the availability of taxable losses to carry forward across multiple jurisdictions.
(d) Other unrecognised deferred tax assets

In millions of Euros	2017	2016
Property, plant and equipment	24.3	43.0
Defined benefit pension obligations	1.4	0.2
Other short term timing differences	1.6	0.6
Total unrecognised deferred tax assets	27.3	43.8

EXHIBIT 99.1

7.	Property, Plant and Equipment

Property, Plant and Equipment (PP&E) includes significant investment in network assets. Once operational, all assets are depreciated over their useful economic lives. An analysis of movements in the PP&E Net Book Value (NBV) is presented below.

In millions of Euros	Land and buildings	Plant and machinery	Other equipment	Network spares	Total
Cost
At 1 January 2016	165.0	509.1	503.2	73.5	1,250.8
Additions	15.6	20.2	24.1	28.8	88.7
Disposals	(21.7)	(13.9)	(12.1)	(3.0)	(50.7)
Exchange differences	(0.2)	(23.5)	—	(0.4)	(24.1)
Transfers	—	6.5	—	(6.5)	—
Fair value adjustments	0.1	0.1	—	(0.1)	0.1
At 31 December 2016	158.8	498.5	515.2	92.3	1,264.8
Additions	8.2	25.3	17.8	27.4	78.7
Capitalised decommissioning costs	0.5	—	—	—	0.5
Disposals	—	(8.0)	(1.1)	—	(9.1)
Reclassification	5.2	—	(5.2)	—	—
Exchange differences	(0.3)	(6.2)	(0.1)	(0.2)	(6.8)
Transfers	—	11.5	—	(11.5)	—
At 31 December 2017	172.4	521.1	526.6	108.0	1,328.1

Accumulated depreciation and impairment
At 1 January 2016	55.4	369.4	314.5	49.4	788.7
Depreciation charge	15.8	16.9	31.7	20.8	85.2
Depreciation on disposals	(20.2)	(13.5)	(12.0)	(2.7)	(48.4)
Exchange differences	(0.1)	(18.9)	—	—	(19.0)
Transfers	—	6.5	—	(6.5)	—
Fair value adjustments	(0.9)	—	—	—	(0.9)
At 31 December 2016	50.0	360.4	334.2	61.0	805.6
Depreciation charge	8.1	47.8	20.3	7.5	83.7
Depreciation on disposals	—	(7.8)	(1.0)	—	(8.8)
Reclassification	0.5	18.0	(18.5)	—	—
Exchange differences	—	(5.1)	(0.3)	—	(5.4)
Transfers	—	(4.0)	—	4.0	—
At 31 December 2017	58.6	409.3	334.7	72.5	875.1

NBV 31 December 2016	108.8	138.1	181.0	31.3	459.2
NBV 31 December 2017	113.8	111.8	191.9	35.5	453.0

Land and buildings included assets held under finance leases at a cost of €26.8m (2016: €27.0m), accumulated depreciation of €4.7m (2016: €2.9m) and net book value of €22.1m (2016: €24.1m). Plant and machinery included assets held under finance leases at a cost of €22.8m (2016: €27.0m), accumulated depreciation of €20.0m (2016: €24.2m) and net book value of €2.8m (2016: €3.8m).

EXHIBIT 99.1

8.	Goodwill

Goodwill is recognised on business combinations where the consideration paid is in excess of net assets acquired. It can be attributed to enhanced geographical presence, cost savings, synergies and growth opportunities. Goodwill is not amortised but assessed for recoverability each year.

In millions of Euros	2017	2016
At 1 January	490.9	493.0
Fair value adjustments	—	(2.1)
At 31 December	490.9	490.9

The fair value adjustments were measurement period adjustments made in 2016 in relation to the acquisition of Easynet in October 2015. Further details are provided in Note 25.
Impairment tests for goodwill
Goodwill is monitored by management at the level of Cash Generating Units ("CGUs"). Management conducted an analysis of the interdependence of cash flow generation within the Group at both 31 December 2016 and 31 December 2017. In 2016, based on this analysis, management concluded that the Group comprised three CGUs - Enterprise, Network Services and Easynet. In 2017, following the integration of Easynet into the rest of the Group, management concluded that the Group comprised three CGUs - Enterprise Digital Platform (“EDP”), Network Services and Small and Medium Businesses (“SMB”).
The allocation of goodwill to CGUs is a critical judgement as explained in Note 2.
The recoverable amounts of CGUs were calculated using the value in use method. Goodwill allocated to each CGU was as follows.

In millions of Euros	2017	2016
EDP	309.7	—
SMB	7.4	—
Network Services	173.8	17.1
Easynet	—	416.3
Enterprise	—	57.5
Total	490.9	490.9

The most significant assumptions used in the impairment review of goodwill for the Group's CGUs were as follows.
2017

In millions of Euros	EDP	Network Services	SMB
EBITDA growth (% annual growth rate)	7.9%	2%	(10.8)%
Average annual capital expenditure (Euro m)	46	30	—
Long-term growth rate (%)	2.0%	0.0%	(2.0)%
Pre-tax discount rate (%)	8.0%	8.0%	8.0%

EXHIBIT 99.1

8. Goodwill (continued)

Impairment tests for goodwill (continued)
2016

In millions of Euros	Enterprise	Network Services	Easynet
EBITDA growth (% annual growth rate)	8.9%	0.0%	0.0%
Average annual capital expenditure (Euro m)	36	27	8
Long-term growth rate (%)	2.0%	0.0%	0.0%
Pre-tax discount rate (%)	9.0%	9.0%	9.0%

The Directors consider these to be prudent assumptions. The assumptions are based on past experience and external sources of information, with an appropriate adjustment for prudence with regard to certain CGU-specific growth rates in 2016. The specific period of forecast cash flows for each CGU was five years for 2017 (2016: seven years), after which a terminal growth rate was assumed. Five years (2016: seven years) was used as this is the specifically forecast period in the Group Business Plan. Management believes that no reasonably possible change in the above key assumptions would cause the carrying value of any CGU to exceed its recoverable amount.
The analysis below shows the headroom arising from the impairment review based on the above assumptions and the reductions in headroom that would arise from reasonably possible adverse changes in those assumptions.
2017

In millions of Euros		EDP	Network	SMB
Headroom with base assumptions		2,260	911	70
EBITDA growth (% annual growth rate)	1% point decrease	(166)	(65)	(4)
Average annual capital expenditure (Euro m)	5% increase	(38)	(17)	—
Long term growth rate (%)	1% point decrease	(305)	(85)	(4)
Pre-tax discount rate (%)	1% point increase	(381)	(116)	(6)

2016

In millions of Euros		Enterprise	Network Services	Easynet
Headroom with base assumptions		1,780	773	62
EBITDA growth (% annual growth rate)	1% point decrease	(168)	(47)	(38)
Average annual capital expenditure (Euro m)	5% increase	(21)	(15)	(5)
Long term growth rate (%)	1% point decrease	(147)	(36)	(31)
Pre-tax discount rate (%)	1% point increase	(263)	(80)	(67)

EXHIBIT 99.1

9.	Other Intangible Assets

The Group balance sheet contains significant other intangible assets. Customer relationships were recognised at fair value at the date of the acquisition of Easynet in 2015 (see Note 25). Subsequently they are being amortised over their estimated useful life of 18 years, and their remaining useful life is 16 years. Software development and purchase costs are capitalised if they meet the criteria of IAS 38 - Intangible Assets. Development costs which did not meet the criteria for being capitalised as software development costs are written off to the income statement. Costs relating to pure research and development are not material.

In millions of Euros	Trade names and licences	Customer relationships	Software	Total
Cost
At 1 January 2016	5.5	187.0	37.3	229.8
Additions	—	—	2.8	2.8
At 31 December 2016	5.5	187.0	40.1	232.6
Additions	—	—	4.6	4.6
At 31 December 2017	5.5	187.0	44.7	237.2

Accumulated amortisation and impairment
At 1 January 2016	0.5	2.2	21.4	24.1
Amortisation charge	2.8	10.4	4.3	17.5
Fair value adjustment	—	—	(0.3)	(0.3)
At 31 December 2016	3.3	12.6	25.4	41.3
Amortisation charge	2.2	10.4	5.3	17.9
At 31 December 2017	5.5	23.0	30.7	59.2

NBV 31 December 2016	2.2	174.4	14.7	191.3
NBV 31 December 2017	—	164.0	14.0	178.0

10.	Deferred tax assets and liabilities

(a) Deferred tax assets
The Deferred tax asset balance comprises temporary differences attributable to:

In millions of Euros	2017	2016
Tax losses	41.8	41.5
Accelerated depreciation on Property, Plant and Equipment	12.6	—
Total deferred tax assets	54.4	41.5
Set-off of deferred tax liabilities pursuant to set-off provisions	(15.4)	(14.7)
Net deferred tax assets	39.0	26.8

EXHIBIT 99.1

10. Deferred tax assets and liabilities (continued)

(a) Deferred tax assets (continued)
The movement in the deferred tax asset is analysed below.

In millions of Euros	2017	2016
At 1 January	41.5	41.9
Credited / (charged) to profit or loss	12.9	(0.4)
At 31 December	54.4	41.5

The deferred income tax asset includes an amount of €54.4m (2016: €41.5m) in respect of tax losses and accelerated depreciation arising across a variety of jurisdictions for offset against future taxable income. These are expected to attract tax relief at an average rate of 23.6% (2016: 25.5%). There are further unrecognised tax losses of €648.3m (2016: €677.3m) which the Directors do not consider qualify for recognition at this stage as recovery against future income is not considered probable. The Directors' judgement on this point is based on specific tax laws in various jurisdictions, forecast taxable profits by country and macroeconomic risks. These figures for unrecognised losses exclude the benefit of debt reinstatement agreements which could further increase available tax losses should certain events occur in future, and which represent contingent assets.
(b) Deferred tax liabilities
The deferred tax liability comprises temporary differences attributable to:

In millions of Euros	2017	2016
Property, plant and equipment	(15.4)	(14.7)
Intangible assets	(35.2)	(37.9)
Total deferred tax liabilities	(50.6)	(52.6)
Set-off of deferred tax assets pursuant to set-off provisions	15.4	14.7
Net deferred tax Liabilities	(35.2)	(37.9)

The movement in the deferred tax liability is analysed below.

In millions of Euros	Property, plant and equipment	Intangible assets	Financial assets at fair value through profit or loss	Total
At 1 January 2016	(17.9)	(41.1)	(0.3)	(59.3)
Credited to profit or loss	3.2	3.2	0.3	6.7
At 31 December 2016	(14.7)	(37.9)	—	(52.6)
(Charged) / credited to profit or loss	(0.7)	2.7	—	2.0
At 31 December 2017	(15.4)	(35.2)	—	(50.6)

EXHIBIT 99.1

11.	Inventories

Inventory represents predominantly network infrastructure assets that are constructed or acquired for the purpose of resale. The costs of individual items of inventory are determined using the First In First Out ("FIFO") method. Inventories recognised as an expense during the year amounted to €6.0m (2016: €1.7m). These were included in marginal selling costs in the Group Income Statement. During the year, previous inventory write-downs of €5.3m (2016: €3.4m) were reversed. This occurred because sales of dark fibre inventory were made which increased the Net Realisable Value (NRV) of some inventory.

In millions of Euros	2017	2016
Finished goods	1.4	2.1

12.	Trade and other receivables

An analysis of trade and other receivables is presented below.

In millions of Euros			2017			2016
	Current	Non-current	Total	Current	Non-current	Total
Trade receivables	168.0	—	168.0	153.4	—	153.4
Provision for impairment of trade receivables	(22.1)	—	(22.1)	(18.1)	—	(18.1)
Trade receivables - net	145.9	—	145.9	135.3	—	135.3
Net investment in finance leases	0.1	1.0	1.1	0.2	1.1	1.3
Prepayments	37.9	3.2	41.1	45.7	2.2	47.9
Accrued income	9.4	—	9.4	7.8	—	7.8
Other receivables	16.9	—	16.9	22.7	—	22.7
Total	210.2	4.2	214.4	211.7	3.3	215.0

Trade receivables are amounts due from customers for goods sold or services performed in the ordinary course of business. Loans and other receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Prepayments do not represent contractual obligations and thus are not financial assets. Accrued income arises from customer contracts and meets the definition of a financial asset.
Due to the short-term nature of the current receivables their carrying amount is assumed to be the same as their fair value. For the non-current receivables the fair values are also not significantly different to their carrying amounts.
An ageing analysis of the current trade receivables that are not considered to be impaired is as follows:

In millions of Euros	2017	2016
Not yet due	88.1	81.6
Overdue 30 days or less	32.0	27.8
Overdue 31 to 60 days	8.2	9.1
Overdue 61 to 90 days	6.4	4.3
Overdue 91 days or more	11.2	12.5
Trade receivables - net	145.9	135.3

EXHIBIT 99.1

12. Trade and other receivables (continued)

An analysis of movements in the provision for impairment of trade receivables during the year is as follows:

In millions of Euros	2017	2016
At 1 January	18.1	13.4
Business acquisitions	—	2.6
Bad debts written off	(1.1)	(1.1)
Increase in provision	5.4	3.6
Exchange differences	(0.3)	(0.4)
At 31 December	22.1	18.1

13.	Trade and other payables

An analysis of trade and other payables is presented below.

In millions of Euros			2017			2016
	Current	Non-current	Total	Current	Non-current	Total
Trade payables	80.6	—	80.6	97.1	—	97.1
Social security and other taxes	7.1	—	7.1	8.2	—	8.2
Accrued expenses	69.1	—	69.1	63.9	—	63.9
Deferred income	116.1	73.3	189.4	112.6	84.7	197.3
Other payables	10.2	—	10.2	9.7	—	9.7
Total	283.1	73.3	356.4	291.5	84.7	376.2

Trade payables are unsecured amounts primarily owed to suppliers. The carrying amounts of trade and other current payables are assumed to be equal to their fair values due to their short-term nature. Payables in respect of social security and other taxes are non-financial liabilities as they are based on statute rather than a contract with a counter-party. Accrued expenses arise chiefly from contracts with suppliers and classified as financial liabilities. Deferred income does not represent a contractual obligation and therefore represents a non-financial liability.

14.	Financial liabilities at FVTPL

The Group has entered into forward exchange contracts and similar instruments to hedge against future fluctuations in British Pounds, US Dollars, Czech Kroner and Hong Kong Dollar. These instruments are held purely for the purpose of hedging the Group's cash flows in currencies other than its functional currency of the Euro. However, due to the limited scope of the hedging activities, based on a cost benefit analysis management has not sought to apply hedge accounting under IAS39. As a result the derivative financial instruments are designated as at Fair Value through Profit or Loss (‘FVTPL’). The fair values attributed to the instruments are the estimated fair values as at the balance sheet date as notified by the counterparty financial institutions. The valuation method used is based on observable prices and therefore falls within the Level 2 hierarchy described in IFRS 13 “Fair Value Measurement”.

			2017			2016
In millions of Euros	Current	Non-current	Total	Current	Non-current	Total
Foreign currency derivatives	0.1	—	0.1	1.2	—	1.2

EXHIBIT 99.1

15.	Provisions

Provisions are recognised when an obligation exists that can be reliably measured, but where there is uncertainty over the timing and/or the amount of payment. They do not meet the definition of financial liabilities.

			2017			2016
In millions of Euros	Current	Non-current	Total	Current	Non-current	Total
Legal claims	1.7	—	1.7	4.1	—	4.1
Restructuring costs	0.7	—	0.7	1.7	—	1.7
Onerous leases	2.4	4.4	6.8	2.6	5.3	7.9
Property dilapidations and decommissioning costs	0.7	9.8	10.5	4.1	7.0	11.1
Total	5.5	14.2	19.7	12.5	12.3	24.8

The movements in the provisions during the year are summarised below.

In millions of Euros	Legal claims	Restructuring	Onerous leases	Dilapidations and decommissioning	Tax risks	Total
At 1 January 2016	4.2	1.0	2.9	10.9	0.5	19.5
Capitalised into property, plant and equipment	—	—	—	0.2	—	0.2
Increase in provision	1.9	1.0	5.0	—	—	7.9
Unused provisions released	—	—	—	—	(0.5)	(0.5)
Utilised during the year	(2.0)	(0.3)	—	—	—	(2.3)
At 31 December 2016	4.1	1.7	7.9	11.1	—	24.8
Capitalised into property, plant and equipment	—	—	—	(0.9)	—	(0.9)
Increase in provision	0.2	0.1	1.2	0.3	—	1.8
Unused provisions released	(0.1)	(0.1)	—	—	—	(0.2)
Utilised during the year	(2.5)	(1.0)	(2.2)	—	—	(5.7)
Exchange differences	—	—	(0.1)	—	—	(0.1)
At 31 December 2017	1.7	0.7	6.8	10.5	—	19.7

Legal claims
These relate to claims arising from past events outstanding against the Group. The Directors consider there is an obligation to transfer economic benefits arising from these claims and have made a reasonable estimate of the cost of settling them, based on legal advice. The provisions are expected to be utilised within 12 months.
Restructuring costs
The provision for restructuring costs relates principally to staff severance costs which the Group was committed to at the year-end as a result of internal reorganisation. The provisions are expected to be utilised within 12 months.
Onerous leases
This relates to rental property space in excess of the Group's forecast requirements for its operations and leases of telecommunications circuits that are surplus to the Group's requirements. The Group seeks to exit these onerous leases wherever possible and the expected results of these efforts are reflected in the amount provided for. Onerous lease provisions are expected to be utilised in between 1 and 13 years. The weighted average expected utilisation period is 3.6 years (2016: 3.2 years).

EXHIBIT 99.1

15. Provisions (continued)

Property dilapidations and decommissioning costs
The Group has leased certain properties where the lease terms require the Group to reinstate the property to its original condition. In the cases of technical locations this re-instatement can also require a significant degree of technical decommissioning costs to be incurred. Detailed estimates have been made of the costs expected to be incurred based on the Group's experience of the re-instatement costs associated with different categories of technical and non-technical property. The provision is expected to be utilised in between 1 and 23 years and the weighted average expected utilisation period is 3.7 years (2016: 3.1 years).

16.	Employee benefit obligations

An analysis of the Group’s employee benefit obligations is set out below.

			2017			2016
In millions of Euros	Current	Non-current	Total	Current	Non-current	Total
Leave obligations	4.0	—	4.0	4.2	—	4.2
Cash settled share based payment obligations	7.7	—	7.7	—	1.9	1.9
Obligation to buy back equity settled share based payments	0.7	—	0.7	0.8	0.7	1.5
Defined contribution pension obligations	0.2	—	0.2	1.0	—	1.0
Defined benefit employee obligations	—	6.3	6.3	—	4.9	4.9
Total	12.6	6.3	18.9	6.0	7.5	13.5

(a) Types of obligations
Leave obligations
The leave obligations provision covers the Group's liability for annual leave not taken as at the year end. This is expected to be paid within 12 months.
Cash settled share based payment obligations
The provision covers the liability for the reward scheme element of the Group's share-based payments, full details of which are given in Note 22. It is presented as current because the amount is payable on the occurrence of a vesting event, which is expected to occur within 12 months of the year end.
Obligation to buy back equity settled share based payments
This liability arose from an obligation to repurchase share based payments from certain staff who have left employment with the Group.
Defined contribution pension obligation
This is the obligation for outstanding pension contributions which are payable within 12 months of the year end.
Defined benefit employee obligations
The Group operates a defined benefit pension scheme in Interoute Switzerland. The Group also has social obligations towards employees in other countries mainly payable on termination of employment which although are not funded pension schemes, do give rise to defined benefit obligations.

EXHIBIT 99.1

16. Employee benefit obligations (continued)
(b) Swiss pension scheme
All employees of Interoute Switzerland are covered by this plan, which is a defined benefit plan according to IAS 19. Retirement benefits are based on contributions, computed as a percentage of salary, adjusted for the age of the employee and shared approximately 41%/59% by employee and employer. The plan also provides death and long-term disability benefits to its employees. Management engages an independent actuary to re-calculate scheme assets and liabilities at each financial year-end. According to IAS 19, plan assets have been estimated at fair market values and liabilities have been calculated according to the "projected unit credit" method.
(c) Balance sheet amounts
The Group has an insurance policy in respect of the Swiss pension scheme covering all risks associated with the plan, under which and for the duration of the policy, no additional contributions can be required. This meets the criteria of a contingent asset and hence is not recognised on the balance sheet. As a consequence, the liability is substantially uneconomic and the Group has no legal obligation to settle the deficit as recorded under IAS 19 in respect of the funded plan with either an immediate contribution or additional one-off contributions. The Group intends to continue to contribute to the plan at contribution rates recommended by the independent actuaries.
The amounts recognised in the balance sheet and the movements in the net defined benefit obligation over the year are as follows:

In millions of Euros	Present value of obligation	Fair value of plan assets	Net amount
At 1 January 2016	(7.2)	4.3	(2.9)

Current service cost	(0.9)	—	(0.9)
Past service cost	0.3	—	0.3
Interest expense	(0.1)	—	(0.1)
Total amount recognised in the income statement	(0.7)	—	(0.7)

Re-measurements:
Loss from change in financial assumptions	(0.2)	—	(0.2)
Experience gains	0.1	—	0.1
Total amount recognised in other comprehensive expense	(0.1)	—	(0.1)

Exchange differences	(0.1)	—	(0.1)
Contributions:
Employers	—	0.4	0.4
Plan participants	—	0.3	0.3
Benefit payments	0.3	(0.3)	—
At 31 December 2016	(7.8)	4.7	(3.1)

EXHIBIT 99.1

16. Employee benefit obligations (continued)
(c) Balance sheet amounts (continued)

In millions of Euros	Present value of obligation	Fair value of plan assets	Net amount
At 1 January 2017	(7.8)	4.7	(3.1)

Current service cost	(0.8)	—	(0.8)
Interest expense	(0.1)	—	(0.1)
Total amount recognised in the income statement	(0.9)	—	(0.9)

Re-measurements:
Gain from change in financial assumptions	0.1	—	0.1
Experience gains	(0.6)	—	(0.6)
Total amount recognised in other comprehensive expense	(0.5)	—	(0.5)

Exchange differences	0.6	(0.3)	0.3
Contributions:
Employers	—	0.3	0.3
Plan participants	—	0.2	0.2
Benefit payments	(0.6)	0.6	—
At 31 December 2017	(9.2)	5.5	(3.7)

(d) Key actuarial assumptions
The significant actuarial assumptions used in accounting for the defined benefit pension scheme were as follows:

	2017	2016
Discount rate	0.75%	0.70%
Salary growth rate	1.00%	1.00%
Pension growth rate	0.50%	0.50%
Retirement age - males	65	65
Retirement age - females	64	64
Life post retirement - males	18.9	18.9
Life post retirement - females	22.3	22.3

The key sensitivities regarding the above assumptions on the defined benefit obligation are set out below:

(Increase) / decrease in defined benefit obligation		2017	2016
Discount rate	Increase by 0.5%	1.1	0.9
	Decrease by 0.5%	(1.2)	(1.1)
Salary growth rate	Increase by 0.5%	(0.1)	(0.1)
	Decrease by 0.5%	0.1	0.1
Pension growth rate	Increase by 0.5%	(0.6)	(0.6)
	Decrease by 0.5%	0.6	0.5

EXHIBIT 99.1

16. Employee benefit obligations (continued)

(d) Key actuarial assumptions (continued)
The major categories of plan assets are as follows:

	2017	2016
Cash	1%	6%
Bonds	58%	57%
Equity	5%	2%
Property	30%	30%
Alternative investments	6%	5%
Total	100%	100%

The expected contributions by the Group in the year ending 31 December 2018 are estimated at €0.4m.
The expected maturity of undiscounted defined benefit payments over the next ten years is as follows:

In millions of Euros	Weighted average duration of obligation	Less than one year	Between 1 and 2 years	Between 2 and 5 years	Between 5 and 10 years
	Years
At 31 December 2016	25.1	0.2	0.2	0.3	0.3
At 31 December 2017	25.2	0.3	0.2	0.7	0.9

(e) Other non-funded defined benefit arrangements
The Group has other defined benefit obligations in European countries arising from local statutory obligations which typically require the Group to make termination payments to employees when they leave employment with the Group. These schemes are non-funded so that no specific assets are earmarked for funding the defined benefit obligation. The most significant such obligations arise in the Group's French subsidiaries and totalled €0.7m at 31 December 2017 (2016: €0.6m).
The Group accounts for the defined benefit obligations arising in accordance with IAS 19 where material and engages independent actuaries to provide input calculations where necessary. The actuarial element of the movement in these obligations has been accounted for in reserves. The key assumptions used in the actuarial calculations include the discount factor, expected total service period of employees and staff turnover. Reasonably possible fluctuations in these assumptions would not result in material adjustments.
(f) Reconciliation of total amount charged to other comprehensive income / (expense)

In millions of Euros	2017	2016
Swiss defined benefit pension scheme	(0.5)	(0.1)
Other non-funded defined benefit arrangements	—	0.2
Total amount in statement of comprehensive income	(0.5)	0.1

EXHIBIT 99.1

17.	Sources of finance

(a)    Borrowings
The table below summarises the Group’s borrowings, finance leases and cash balances.

			2017			2016
In millions of Euros	Current	Non-current	Total	Current	Non-current	Total
Senior secured notes (€350m)	—	—	—	5.4	337.6	343.0
Term Loan B (€275m)	—	—	—	1.3	271.7	273.0
Term Loan B (€640m)	2.8	633.4	636.2	—	—	—
Finance lease liabilities	1.3	31.1	32.4	3.4	32.9	36.3
Other secured loans	16.5	11.8	28.3	17.4	11.9	29.3
Total secured borrowings	20.6	676.3	696.9	27.5	654.1	681.6

Shareholder loans	—	99.2	99.2	—	98.3	98.3
Total unsecured borrowings	—	99.2	99.2	—	98.3	98.3
Total borrowings	20.6	775.5	796.1	27.5	752.4	779.9

Cash and cash equivalents	(55.5)	—	(55.5)	(48.9)	—	(48.9)
Net Debt	(34.9)	775.5	740.6	(21.4)	752.4	731.0

Senior secured notes (€350m)
The senior secured notes were issued in October 2015 and were listed on the Irish Stock Exchange. They bore a fixed coupon of 7.375% per annum. The principal was repayable in a single payment in October 2020 and accrued interest was payable regularly. Unpaid interest was included in the carrying amount of the financial instrument. The notes were redeemed in October 2017 with the principal amount of €350m being repaid in addition to accrued and unpaid interest of €12.9m being paid. An early redemption premium of €12.9m was also paid. Unamortised issue costs of €8.4m were released to finance costs (Note 5) in the income statement.
Term Loan B (€275m and €640m)
The Term Loan B was issued in November 2016 in order facilitate the repayment of the senior secured floating rate notes. The principal amount of the Term Loan was repayable in November 2023 and interest was payable regularly. The loan bore a floating interest rate of 3.75% per annum plus 3 month Euribor, with the latter subject to a floor of 0%. Unpaid interest was included in the carrying amount of the financial instrument.
In October 2017, a new Term Loan B facility was entered into as part of the refinancing exercise to redeem the 7.375% Senior secured notes due 2020 (discussed above) and also reduce the interest rate on the €275m Term Loan B facility. The new Term Loan B facility has a principal of €640m and bears a floating rate of interest at 3.25% per annum plus 3 month Euribor, with the latter subject to a floor of 0%. The principal is repayable in a single payment in November 2023 and accrued interest is payable regularly.
Other secured loans
Other secured loans relate to loans secured on network assets. The weighted average interest rate applicable to these loans is 5.7% (2016: 3.5%). The non-current portion is due in less than 5 years.
Cash and cash equivalents
All cash and cash equivalent balances relate to bank deposits which are either immediately available or available within 24 hours with no loss of interest.

EXHIBIT 99.1

17. Sources of finance (continued)

Finance lease liabilities
Lease liabilities are effectively secured as the rights of the leased assets recognised in the financial statements revert to the lessor in the event of default. The weighted average interest rate applicable to the leases is 11.8% (2016: 10.8%). The weighted average time to expiry of the finance leases is 22.4 years (2016: 19.0 years).
Commitments in relation to finance leases are payable as follows:

In millions of Euros	2017	2016
Within one year	5.5	7.8
Later than one year but not later than five years	34.0	19.1
Later than five years	72.6	91.8
Minimum lease payments	112.1	118.7
Future finance charges	(79.7)	(82.4)
Present value of the liability	32.4	36.3
The present value of finance lease liabilities is as follows:

In millions of Euros	2017	2016
Within one year	1.3	3.4
Later than one year but not later than five years	2.9	3.7
Later than five years	28.2	29.2
Total	32.4	36.3

Shareholder loans
Unsecured shareholder loans represent amounts drawn down under loan facilities with the Group's shareholders, Emasan AG and Turbo Holdings Lux II Sarl, together with related interest which has been rolled up. The shareholder loans are unsecured and bear interest at a margin of 125 basis points above 3-month Euribor. The earliest date for repayment is November 2023 as they are subordinated to the Term Loan B. The fair value of the unsecured shareholder loans is not materially different from the carrying values stated above.
(b)    Net debt movement
The table below reconciles the movement in the year between the opening and closing net debt balances.

In millions of Euros	Cash and cash equivalents	Finance leases (current)	Finance leases (non-current)	Other borrowings (current)	Other borrowings (non-current)	Total
At 1 January 2016	99.3	(4.6)	(37.0)	(28.3)	(682.6)	(653.2)
Cash flows	(45.0)	0.7	4.1	1.5	(23.1)	(61.8)
Foreign exchange adjustments	(5.4)	0.5	—	—	(0.7)	(5.6)
Other non-cash movements	—	—	—	2.7	(13.1)	(10.4)
At 31 December 2016	48.9	(3.4)	(32.9)	(24.1)	(719.5)	(731.0)
Cash flows	6.8	3.0	1.8	0.9	(15.5)	(3.0)
Foreign exchange adjustments	(0.2)	(0.9)	—	—	3.5	2.4
Other non-cash movements	—	—	—	3.9	(12.9)	(9.0)
At 31 December 2017	55.5	(1.3)	(31.1)	(19.3)	(744.4)	(740.6)

EXHIBIT 99.1

17. Sources of finance (continued)

(c)    Capital management
The Group defines capital as equity, borrowings and cash and cash equivalents. The Group aims to maintain a capital structure that enables it to meet its strategic objectives. It also manages capital in a manner that facilitates the management of liquidity risk (see Note 24), the maximisation of the return earned for the Group's shareholders and the maintenance of the Group's credit rating such that external borrowing costs are minimised. The Group's performance in this area is monitored by the Board.
Gearing
The Group's definition of gearing is net debt as a percentage of total equity. The Group's gearing ratio at 31 December is as follows:

In millions of Euros	2017	2016
Net Debt	740.6	731.0
Total equity	206.2	201.3
Gearing ratio	359%	363%

Restrictive loan covenants
Under the terms of Term Loan B and the related undrawn revolving credit facility, the Group is required to comply with a number of restrictive covenants. These include, but are not limited to, restrictions on the Group's indebtedness, restrictions on payments of dividends and capital distributions or redemptions. The Group is also restricted from granting liens over its assets or entering into merger or consolidation with other entities without the creditors' authorisation. The Group may not make any repayments of debt that is subordinated to Term Loan B, including the shareholder loans. The Group has complied with these covenants throughout the year and in the period up to approval of these financial statements.
Dividends
The Group did not make any dividend payments to shareholders in the year neither were any dividends proposed (2016: Nil). The amount of cumulative preference share dividends that would become payable in the event of ordinary dividends being declared, which has not been recognised in these financial statements, is disclosed in Note 18.

18.	Share capital and premium

The Group’s equity share capital is analysed below.

			2017			2016
	Shares	Shares	Share premium	Shares	Shares	Share premium
	Number	€'000	€'000	Number	€'000	€'000
Ordinary shares - authorised, allotted, called-up and fully paid:
A Ordinary shares of €1.25	120,000,000	150,000	147,915	120,000,000	150,000	147,915
B Ordinary shares of €1.25	51,428,571	64,286	60,715	51,428,571	64,286	60,715
A Beneficiary Shares of €0.00025	25,000,000	6	—	25,000,000	6	—
B Beneficiary Shares of €0.00025	19,800,000	5	—	19,800,000	5	—
C Beneficiary Shares of €0.00025	35,000,000	9	—	35,000,000	9	—
	251,228,571	214,306	208,630	251,228,571	214,306	208,630
Preference shares - authorised, allotted, called-up and fully paid:
Preference shares of €1.25	200,000	250	199,750	200,000	250	199,750
	251,428,571	214,556	408,380	251,428,571	214,556	408,380

EXHIBIT 99.1

18. Share capital and premium (continued)

(a)    Issue of share capital
There have been no issues in 2017. On 28 July 2016 35,000,000 new C Beneficiary Shares were issued for cash consideration for granting to employees under the Group's share-based payment arrangements (see Note 22). On the same date 4,800,000 new B Beneficiary Shares were issued for the same purpose, with the consideration being the acquisition by the Group of the same number of the existing A Beneficiary Shares.
(b)    Voting rights
A and B Ordinary shares
The holders of Ordinary shares have the right to vote at General Meetings of the Company with each ordinary shareholder entitled to one vote per share. The holders of A Ordinary Shares have the right to nominate four directors. The holders of B shares have the right to nominate two directors. A quorum comprises directors nominated by A and B Ordinary shareholders in proportion to their respective shareholding.
A, B and C Beneficiary Shares
The holders of Beneficiary Shares have no right to receive notice of or to attend or vote at any General meeting of the Company.
Preference shares
The holders of preference shares have no voting rights except in the following circumstances where Preference Shareholders are entitled to vote in any general meeting of shareholders called upon to deal with the following matters (with the same voting rights as the holders of ordinary shares):

•	the issue of new shares carrying preferential rights

•	the determination of the preference dividend attaching to the preference shares

•	the conversion of the preference shares into ordinary shares

•	the reduction of the share capital of the Company

•	any change to its corporate objective

•	the issue of convertible bonds

•	the dissolution of the Company before its term

•	the transformation of the Company into a Company of another legal form

(c)    Dividend rights
A and B Ordinary shares
The holders of ordinary shares have no rights to dividends other than those recommended by the directors.
A, B and C Beneficiary Shares
The holders of Beneficiary Shares have no right to receive any dividend.
Preference shares
In the event that in any year the annual general meeting of shareholders elects to pay a dividend from distributable profits, the preference shareholders are entitled to a dividend, in priority to a dividend payable to holders of any other shares, of an amount equal to 4.2% per annum of the preferred nominal price, compounded annually, being increased by any unpaid amount of 4.2% of the preferred nominal price in any previous financial year, plus the aggregate of 4.2% of the preferred premium price calculated from the date of issue of the preferred shares until a dividend payment date less any dividend amounts paid in any subsequent year. No dividend shall be paid to holders of other shares and there shall be no redemption or repurchase of shares of another class until the aggregate of all preference dividends declared from the date of issue is at least equal to 4.2% per annum of the issue price compounded annually until the dividend payment date.
As the declaration of dividends on all other share classes is entirely at the discretion of the directors, and may indeed never occur, the dividend rights of preference shareholders do not represent a contractual obligation for the Company to transfer economic benefits. The preference shares are therefore classified as equity instruments. The Directors of the Company have no intention of declaring dividends on ordinary shares at the present time. If such dividends had been declared as at 31 December 2017, the amount that would have become due to the preference shareholders would have been €83.7m (2016: €72.3m).

EXHIBIT 99.1

18. Share capital and premium (continued)
(d)    Rights on a winding up
A and B Ordinary shares
On winding up the ordinary shareholders receive an amount dependent on the value of the assets of the Company available for distribution to members (after the payment of all debts and liabilities of the Company and of the actual charges and expenses of the winding up).
A, B and C Beneficiary Shares
In the event of a winding up the Beneficiary shareholders are entitled to receive a percentage of the return to the ordinary shareholders, subject to certain thresholds.
Preference shares
In the event of a winding up the Preference shareholders are entitled to a dividend equal to 4.2% per annum of the issue price compounded annually until the date of liquidation plus the issue price of the preference shares. The rights to the Preference shareholders in the event of liquidation are in priority to the rights of holders of any other class of share. The remainder of any assets in the event of a winding up following payments due to the ordinary shareholders, the Beneficiary shareholders and the Preference shareholders are due to the ordinary shareholders.

19.	Other reserves

The following table shows a breakdown of the balance sheet line item "Other reserves" and the movement in these reserves during the year. A description of the nature and purpose of each reserve is provided below the table.

In millions of Euros	Legal reserve	Foreign currency translation reserve	Equity reserve	Actuarial gains and losses reserve	Reverse acquisition reserve	Total other reserves
At 1 January 2016	15.0	1.8	4.1	(1.5)	4.1	23.5
Other comprehensive (expense)/income for the year	—	(0.6)	—	0.1	—	(0.5)
Total comprehensive (expense)/income for the year	—	(0.6)	—	0.1	—	(0.5)
Employee share schemes	—	—	1.0	—	—	1.0
Repurchase of equity instruments	—	—	(1.5)	—	—	(1.5)
Total transactions with owners, recognised directly in equity	—	—	(0.5)	—	—	(0.5)
At 31 December 2016	15.0	1.2	3.6	(1.4)	4.1	22.5
Other comprehensive income/(expense) for the year	—	1.4	—	(0.5)	—	0.9
Total comprehensive income/(expense) for the year	—	1.4	—	(0.5)	—	0.9
Employee share schemes	—	—	2.5	—	—	2.5
Total transactions with owners, recognised directly in equity	—	—	2.5	—	—	2.5
At 31 December 2017	15.0	2.6	6.1	(1.9)	4.1	25.9

Legal reserve
Luxembourg companies are required to allocate to a legal reserve a minimum of 5% of the annual net income, until this reserve equals 10% of subscribed capital. The reserve is not distributable.
Foreign currency translation reserve
Exchange differences arising on translation of foreign subsidiaries whose functional currencies are different to that of the parent are recognised in Other Comprehensive Income and accumulated in a separate reserve within equity.

EXHIBIT 99.1

19. Other reserves (continued)

Equity reserve
The equity reserve arises from the recording of charges in the Income Statement in respect of equity-settled share-based payment rights awarded to employees as part of their remuneration for services provided to the Group. If the Group repurchases those share rights at fair value prior to vesting the amount paid for those rights by the Group is charged to the equity reserve. The cumulative cost of investment in the Company's own shares is €8.4m at 31 December 2017 (2016: €8.4m). This arose from the repurchase of A Beneficiary and B Beneficiary Shares from employees.
Actuarial gains and losses reserve
The actuarial gains and losses reserve is used to record any actuarial gains and losses on defined benefit post- employment arrangements which are not permitted to be recorded in the Income Statement under IAS 19.
Reverse acquisition reserve
The reverse acquisition reserve arose when the Company became the holding company of Interoute Communications Holdings Limited (ICHL) on 29 July 2005 by means of a share for share exchange. The reverse acquisition reserve arose from the inclusion in the combined Group of ICHL's pre-combination total equity.

20.	Commitments and Contingencies

(a)    Capital commitments
Significant capital expenditure contracted for at the end of the financial year but not recognised as liabilities are:

In millions of Euros	2017	2016
Purchase of Property, plant and equipment	6.3	15.8

(b)    Lease commitments
The Group leases land and buildings and network infrastructure under various lease arrangements. The leases have varying terms, escalation clauses and renewal rights. Operating lease costs during the year are as follows:

In millions of Euros	2017	2016
Marginal selling costs [1]	(179.6)	(192.7)
Network costs	(12.1)	(11.7)
Total operating lease costs recognised in the income statement	(191.7)	(204.4)
1 Operating lease payments reported in marginal selling costs represent lease payments on local tails which are fully recoverable from customers and thus do not represent a financial commitment to the Group.

Commitments for minimum lease payments in relation to non-cancellable operating leases are payable as follows:

In millions of Euros	2017	2016
Within one year	32.4	26.6
Later than one year but not later than five years	51.6	44.5
Later than five years	118.9	35.0
Total	202.9	106.1

(c)    Contingent Liabilities
On 3 January 2017, the Group received a claim from a third party alleging passing off and infringement of trademarks registered to the third party. The Group denies the claim and no provision has been recognised in these financial statements in respect of the claim on the grounds that its success is considered remote. Whilst the claim does not seek damages, in the event that the claim is successful, an award for legal costs and costs associated with cessation of the use of certain trademarks could be significant.

EXHIBIT 99.1

21.	Events after the balance sheet date

On 23 February 2018, GTT Americas LLC, as purchaser and GTT Communications, Inc. as guarantor signed a definitive purchase agreement to acquire all the shares of Interoute Communications Holdings S.A. (the parent company of the Interoute Group) for consideration of approximately €1.9 billion in cash. The transaction is expected to close within three to six months from this date, subject to customary regulatory approvals. GTT’s shares are currently traded on the New York Stock Exchange (NYSE).

22.	Share based payments

The Group operates share based payment incentives for certain employees. In some jurisdictions employees are awarded equity rights over shares in the Company, while in others they are compensated by a cash settled reward scheme designed to mirror the terms of the equity-settled scheme.
(a)    Equity settled awards
Employees are granted rights over a certain number of A, B or C beneficiary shares. From the point of award until vesting these shares are held in trust for the employees by an independent trustee. These shares have no substantive rights. When a vesting event occurs, the shares become vested to whom they have been granted. No exercise price is payable by the employees. As part of the scheme the Company's shareholders undertake to make an offer to purchase the shares at their fair value from the employees immediately after vesting. Neither the Company nor the specific employing subsidiary undertaking has any obligation to pay cash for the shares in respect of the equity settled awards.
The share rights are divided between A, B and C Beneficiary Shares, based on the date at which the rights were granted. Rights over A shares were granted between 2003 and 2005 and will only vest if there is an Initial Public Offering ("IPO") or sale of the Company in which the Company’s ordinary shares are valued at a minimum of €300m in aggregate.
Rights over B shares were granted from 2006 onwards and will only vest if there is an IPO or sale of the Company in which the Company’s ordinary shares are valued at a minimum of €600m in aggregate.
Rights over C shares were granted in July 2016. Under these awards, employees have access to the upside of any equity value realised on an IPO or other vesting event over and above a notional Internal Rate of Return (IRR) due to the Company's ordinary shareholders of 8% per annum on the shareholders’ notional total investment in the Group at 2016. The value potentially available to C award holders is calculated after this notional 8% IRR and after the payment of any amounts due to A and B award holders.
A and B awards will fully vest if the respective targets are met and will not vest at all if those targets are not achieved.
It is also necessary for vesting to occur for the employee to have remained in employment with the Group from the grant date until the eventual vesting date.
For the C awards there is a fixed graduated vesting schedule as follows:

1 January 2017	20%
1 January 2018	20%
1 January 2019	20%
1 January 2020	20%
At sole discretion of the directors, but not before a vesting event	20%

C award holders retain their proportional entitlements as long as they are employed by the Group up to the above dates, unless they leave as a result of dismissal. However, the C shares remain illiquid until a vesting event occurs and the employees cannot sell their shares to the ordinary shareholders until that point.
(b)    Cash settled awards
In certain jurisdictions employees do not receive rights over shares, but rather the right to a cash payment from the Company under the Reward Scheme. The terms and conditions attaching to these awards are otherwise the same as for the equity settled awards.

EXHIBIT 99.1

22. Share based payments (continued)

(c)    Accounting
Equity-settled awards have been accounted for in accordance with IFRS 2 - Share based payments, with each award being valued at its estimated fair value at the date of grant and amortised over the period to the expected vesting date. Adjustment is made each year for the degree of expected non-satisfaction of non-market vesting conditions, principally the probability that employees will continue in service up to the current expected vesting date. The resultant charges or credits are recorded in the Income Statement for the year, with the balancing entry being posted to the Equity Reserve.
Cash settled awards have been accounted for in accordance with IFRS2 - Share based payments, with a charge or credit being recorded in the Income Statement each year based on the fair value of the awards at that the balance sheet date, amortised over the period to the expected vesting date and adjusted for the probability that employees will continue in service up to that date. The balancing entry is posted to employee benefit obligations in the balance sheet on the basis that the Group has an obligation to settle these awards in cash.
(d)    Movement in unvested awards
The movement in the number of awards under each element of the schemes is set out below.
Equity-settled awards

In thousands of units	“A” shares	“B” shares	“C” shares	Total
Unvested awards at 1 January 2015	16,937	5,995	—	22,932
Awards granted	—	1,414	—	1,414
Awards lapsed	(1,485)	(573)	—	(2,058)
Awards repurchased by the Company	(3,318)	(403)	—	(3,721)
Unvested awards at 31 December 2015	12,134	6,433	—	18,567
Awards granted	—	4,898	32,000	36,898
Awards lapsed	(916)	(205)	—	(1,121)
Unvested awards at 31 December 2016	11,218	11,126	32,000	54,344
Awards lapsed	(2,150)	(842)	(3,150)	(6,142)
Unvested awards at 31 December 2017	9,068	10,284	28,850	48,202

Weighted average fair value used to determine charge to income statement in Euros	“A” shares	“B” shares	“C” shares	Total
2015	0.70	0.93	—	0.78
2016	0.70	0.81	0.07	0.35
2017	0.70	0.81	0.07	0.35

EXHIBIT 99.1

22. Share based payments (continued)

Cash-settled awards

In thousands of units	“A” units	“B” units	“C” units	Total
Unvested awards at 1 January 2015	982	5,531	—	6,513
Awards granted	—	131	—	131
Awards lapsed	(125)	(844)	—	(969)
Awards repurchased by the Company	(68)	(339)	—	(407)
Unvested awards at 31 December 2015	789	4,479	—	5,268
Awards granted	—	235	3,000	3,235
Awards lapsed	(6)	(293)	—	(299)
Unvested awards at 31 December 2016	783	4,421	3,000	8,204
Awards lapsed	(370)	(775)	—	(1,145)
Unvested awards at 31 December 2017	413	3,646	3,000	7,059

Weighted average fair value used to determine charge to income statement in Euros	“A” units	“B” units	“C” units	Total
2015	1.01	0.77	—	0.80
2016	0.89	0.65	0.08	0.46
2017	1.78	1.78	0.52	1.25

(d)    Movement in unvested awards (continued)
No vesting event has yet occurred in connection with any of the awards detailed above. The expected vesting date of A and B awards is monitored at each reporting date and reflected in the accounting.
The expected remaining period to vesting at 31 December 2017 for all such awards was six months (2016: 3 years). This is because a vesting event is expected to occur imminently with the sale of the Interoute group following the year-end (Note 21). As for the C awards, although they are subject to a specific graduated vesting schedule, this has now been accelerated following the sale of the Group such that 100% of the shares will vest when the sale is expected to close six months after the balance sheet date.
(e)    Determination of fair values
The fair value of awards at date of grant is calculated using the Black-Scholes valuation model, modified to the particular terms of the awards. There are no market-based performance conditions which are required to be incorporated into the fair values.
For the cash-settled awards, whose fair value is reassessed at each reporting period, the purchase price in respect of the ordinary shares of the group from the sale of the Interoute group (Note 21) was used in the current year as the most reliable reference point for such a valuation.
(f)    Expenses arising from share based payments
Total (expenses) / credits arising from share based payments recognised in the year as part of employee costs in the income statement are as follows:

In millions of Euros	2017	2016	2015
Equity settled awards - Beneficiary Shares	(2.4)	(1.0)	(0.5)
Cash settled awards - Reward Scheme Units	(5.8)	0.1	—
Total cost recognised in the income statement	(8.2)	(0.9)	(0.5)

EXHIBIT 99.1

23.	Related party transactions

The Group's immediate and ultimate parent undertaking is Emasan AG, an entity incorporated in Switzerland.
(a)    Transactions and balances with related parties
The Group has a loan facility with its shareholders, Emasan AG and Turbo Holdings Lux II Sarl. The terms of the shareholder loans are disclosed in Note 17. The balances are as follows:

In millions of Euros			2017			2016
	Emasan AG	Turbo Holdings Lux II Sarl	Total	Emasan AG	Turbo Holdings Lux II Sarl	Total
Principal	64.7	28.0	92.7	64.7	28.0	92.7
Interest	4.7	1.8	6.5	4.1	1.5	5.6
Total	69.4	29.8	99.2	68.8	29.5	98.3

During the year the Group entered into various transactions with related undertakings. The transactions and balances requiring disclosure, for periods during which the entities were related parties, are set out below.

Reported in profit or loss

In thousands of Euros	2017	2017	2016	2016	2015	2015
Name of related party	Net revenue	Operating cost	Net revenue	Operating cost	Net revenue	Operating cost

Janna	—	(380)	—	(124)	—	(29)
Emirates Integrated Telecommunications Company, PJSC (Du)	—	—	—	—	205	(1,105)
Tunisie Telecom	—	—	—	—	366	(391)
Firthenet	—	—	—	—	273	(173)
Go Communications Systems Limited	—	—	—	—	300	(16)
Reported in balance sheet

In thousands of Euros	2017	2017	2016	2,016	2015	2,015
Name of related party	Trade receivables	Trade payables	Trade receivables	Trade payables	Trade receivables	Trade payables

Janna	37	(31)	19	—	21	(1)
Janna is a company in which the Group owns a minority shareholding. All other related parties listed above were companies under common control with the Group.
(b)    Key management remuneration
Remuneration for key management personnel comprised the following:

In millions of Euros	2017	2016	2015
Short-term employee benefits	1.5	1.8	1.8
Total	1.5	1.8	1.8

The expense recognised in the income statement for the year in relation to share-based payments for key management personnel was €0.4m (2016: €0.2m, 2015: €0.1m).
No advances were made to, or loans received by, key management.

EXHIBIT 99.1

24.	Financial risk management

This note explains the Group's exposure to financial risks and how these could affect the Group's future financial performance. The Group's operations expose it to a variety of financial risks. The Group has in place risk management policies that seek to limit the adverse effects on the financial performance of the Group.
(a)    Credit risk
The Group is exposed to credit risk to the extent that the customer may default on payment for services provided or pay for the services after the due date, which disrupts cash flow. The Group does not systematically report outstanding receivables analysed by credit quality. However, the Group has implemented policies to mitigate credit risk, including the following:

•	the requirement for appropriate credit checks on potential customers before sales are made

•	the establishment of counterparty credit limits

•	specific transaction approval procedures are in place

•	the employment of debt collection agencies to recover overdue debts
The Group is also exposed to credit risk in respect of its cash and cash equivalents and other financial assets including derivatives. The Group's maximum exposure to credit risk is the carrying value of its financial assets. Credit risk arising on cash and cash equivalents and derivative financial instruments is managed by ensuring the counterparties are reputable fully regulated financial institutions. The carrying value of these items is not materially different to their fair values.
The maximum exposure to credit risk on receivables is their carrying value as disclosed in Note 12. There is no material difference between the carrying value of trade and other receivables and their fair value. Concentrations of credit risk with respect to trade receivables is low because the Group has a wide range of unrelated customers. No customer represents more than 5% of the Group’s revenues.
The customer base comprises corporate customers of various sizes and also some public sector organisations, as well as other telecommunications companies. The Group bases its impairment allowance for trade receivables on its estimate of the degree to which customers will fail to make required payments. This estimate is based on ageing of the receivables, customers' creditworthiness and historical experience of bad debt write offs. This estimate is reviewed in the light of general economic factors and evidence specific to customers. Where security deposits are collected from customers as collateral these are classified within other payables.

(b)    Market risk - foreign exchange
The Group is exposed to currency risk as a result of its operations across a number of geographical locations, including exposure to (i) transactional foreign exchange risk when a subsidiary enters into transactions in a currency other than its functional currency and (ii) translational foreign exchange risk when the financial statements of certain subsidiaries are translated into Euro for purposes of preparing the consolidated financial statements.
The Group utilises exchange rate options and forward foreign exchange contracts to mitigate the most significant foreign exchange risk it faces, which is that of fluctuation in the British Pound Sterling / Euro exchange rate. The acquisition of Easynet in October 2015 also provided the Group with a "natural hedge" by rebalancing its operating cash flows more towards Sterling. Forward foreign exchange contracts are also entered into to hedge specific currency risk including Czech Krona and Hong Kong Dollars. All usage of derivatives is conducted by the Group Treasury function and is conducted purely with the objective of hedging identified foreign exchange risk and not for speculative purposes.
The Group's exposure to foreign currency risk at the end of the year, expressed in Euros, was as follows:

In millions of Euros			2017			2016
	GBP	USD	Other	GBP	USD	Other
Trade receivables	42.2	9.2	5.7	37.0	19.3	5.8
Finance lease obligations	(2.2)	—	—	(0.6)	—	—
Other loans	(0.6)	(26.2)	—	(1.6)	(27.9)	—
Trade payables	(20.8)	(12.3)	(4.3)	(26.3)	(21.1)	(5.7)
Derivative financial instruments	0.1	—	—	(1.7)	—	—

EXHIBIT 99.1

24. Financial risk management (continued)
(b)    Market risk - foreign exchange (continued)
During the year the following foreign-exchange related amounts were recognised in profit or loss and other comprehensive income / (expense):

In millions of Euros	2017	2016	2015
Net foreign exchange gain/(losses) included in other costs	0.9	(5.7)	5.7
Exchange gains/(losses) on foreign currency borrowings included in finance costs	3.0	(1.5)	(3.1)
Total net foreign exchange gains/(losses) recognised in loss before income tax	3.9	(7.2)	2.6

Net gains/(losses) on foreign currency derivatives not qualifying as hedges included in other costs	1.1	(3.4)	(1.4)

Amounts recognised in other comprehensive income/(expense)
Translation of foreign operations	1.4	(0.6)	0.3
Total amount recognised in the income statement and other comprehensive expense	6.4	(11.2)	1.5

As shown in the table above the Group is primarily exposed to fluctuations in GBP/Euro and USD/Euro exchange rates. In broad terms, based on monetary assets and liabilities at 31 December 2017 the impact of a 10% weakening of the British Pound Sterling against the Euro would, holding all other variables constant, result in a decrease in the loss for the year from continuing operations of €1.9m (2016: €0.6m). The impact on equity would be similar to the impact on profit or loss. The equivalent figures for a 10% weakening in the US Dollar against the Euro would be a decrease in the loss for the year of €2.9m (2016: € 2.9m).
(c)    Market risk - interest rate risk
Interest rate cash flow risk is the risk that market interest rates will increase, resulting in higher borrowing costs under any of the Group's credit facilities which are subject to variable interest rates. During 2017 and 2016 the Group's borrowings at variable rate were mainly denominated in Euro.
At 31 December 2017 €735.4m (2016: €371.3m) of the Group's borrowings were subject to a variable rate of interest. The weighted average rate applicable to the Group's borrowings, both fixed and variable, at 31 December 2017 was 3.4% (2016: 5.3%). In broad terms, based on the Group's variable rate borrowings and cash deposits at 31 December 2017, a 1% increase in interest rates would, holding all other variables constant, result in an increase / decrease in the loss for the year from continuing operations of €6.8m (2016: €3.3m). The impact on equity would be equal to the impact on profit or loss.
(d)    Liquidity risk
Liquidity risk is the risk that the Group does not have sufficient liquid assets to meet its obligations as they fall due. Liquidity is maintained at a prudent level and the Group ensures there is an adequate liquidity buffer to cover contingencies. The Group maintains sufficient cash and open credit lines from credit institutions to meet its funding requirements and monitors cash flow as part of its day to day control procedures.
As at the balance sheet date the Group has a committed but undrawn Revolving Credit Facility for up to €75m (2016: €75m). The interest rate on this facility is 3.25% plus 3 month Euribor. The following table provides an analysis of the contractual maturity of the Group's financial liabilities:

EXHIBIT 99.1

24. Financial risk management (continued)

(d)    Liquidity risk (continued)

In millions of Euros	Less than 6 months	6 to 12 months	Between 1 and 2 years	Between 2 and 5 years	Over 5 years	Total contractual cash flows
At 31 December 2017
Trade and other payables	159.9	—	—	—	—	159.9
Borrowings (excluding finance leases)	24.1	18.4	32.0	68.4	759.5	902.4
Finance lease liabilities	2.8	2.7	5.0	29.0	72.6	112.1
Derivatives held at fair value through profit or loss	0.1	—	—	—	—	0.1
At 31 December 2016
Trade and other payables	170.7	—	—	—	—	170.7
Borrowings (excluding finance leases)	28.4	27.3	83.5	392.0	383.7	914.9
Finance lease liabilities	4.7	3.1	9.9	9.3	91.7	118.7
Derivatives held at fair value through profit or loss	0.4	0.8	—	—	—	1.2

(e)    Financial instruments
The carrying value of the Group’s financial assets and liabilities, within the meaning of ‘IAS 39 - Financial instruments: Recognition and measurement’, are summarised below.

In millions of Euros	Note	2017	2016
Trade and other receivables (excluding prepayments)	12	173.3	167.1
Cash and cash equivalents	17	55.5	48.9
Total financial assets at amortised costs		228.8	216.0
Financial trade and other payables (Liabilities at amortised cost)	13	159.9	170.7
Borrowings (Liabilities at amortised cost)	17	796.1	779.9
Derivative financial instruments (Liabilities at FVTPL)	14	0.1	1.2
Total financial liabilities		956.1	951.8

25.	Business combinations

Acquisition of Easynet

2015

On 15 October 2015 the Group acquired 100% of the share capital of MDNX Group Holdings Limited, the holding company of the Easynet group. Details of the purchase consideration, the net assets acquired and the goodwill are as follows:

In millions of Euros	2015
Purchase consideration:
Cash paid	153.3
Total consideration	153.3

EXHIBIT 99.1

25. Business combinations (continued)

Acquisition of Easynet (continued)

2015 (continued)

The assets and liabilities recognised as a result of the acquisition are as follows. These are stated at their estimated fair values at the date of the acquisition, as provisionally reported in the Group's balance sheet.

In millions of Euros	2015
Cash	9.9
Trade receivables	48.3
Prepayments and accrued income	18.6
Other receivables	4.5
Property, plant and equipment	32.3
Intangible assets - trade names and licences	5.4
Intangible assets - software development	0.7
Intangible assets - purchased software	2.4
Intangible assets - customer relationships	187.0
Trade and other payables	(118.1)
Deferred tax liability	(41.4)
Current tax liability	(1.5)
Borrowings	(401.1)
Finance lease liabilities	(6.1)
Defined benefit employee obligations	(0.6)
Other provisions	(5.4)
Net identifiable liabilities acquired	(265.1)
Add: Goodwill	418.4
Net assets acquired	153.3

The estimation of fair values of assets acquired in business combinations, particularly intangible assets, is a critical judgement discussed in Note 2. The goodwill was attributable to the assembled workforce, future customers of the acquired business, new and future service offerings and non-market participant synergies. In 2016 the acquired business contributed revenues of €235.6m (2015: €56.8m) and an estimated net profit of €11.7m (2015: €12.2m).

The Group incurred €6.7m of transaction costs arising from the Easynet acquisition in 2015, which were reported as operating expenses and as part of operating cash flow.

Easynet was fully integrated with the rest of the Group in 2017 and the Group therefore ceased to measure its business performance separately.

The cash flow impact of the acquisition of Easynet was as follows:

In millions of Euros	2015

Cash consideration	153.3
Less: cash balances acquired	(9.9)
Net cash outflow - investing activities	143.4

EXHIBIT 99.1

25. Business combinations (continued)

Acquisition of Easynet (continued)

2016

During 2016 the following measurement period adjustments were made, in order to more accurately reflect the fair value of the assets and liabilities acquired in the Easynet acquisition as at the acquisition date. A summary of these adjustments is set out below:

In millions of Euros	2016

Trade receivables	5.0
Prepayments and accrued income	(7.0)
Other receivables	0.5
Property, plant and equipment	(1.0)
Intangible assets - purchased software	(0.3)
Trade and other payables	0.7
Decrease in Goodwill	(2.1)

The above measurement period adjustments reflected the results of a comprehensive exercise to identify and adjust for misstatements in the acquisition date fair values reported in 2015. The net decrease in Goodwill was mainly caused by the recovery of previously provided for trade receivables and a net over-provision from accrued liabilities at the acquisition date.

EXHIBIT 99.1

26.	Subsidiary undertakings

Set out below is a complete list of the Group’s subsidiaries.

Name of entity	Country of incorporation	Nature of activity	Effective ownership 2017	Effective ownership 2016
ATP3 Dusseldorf GMBH	Germany	Trading	100%	100%
B2B Holding Limited*	United Kingdom	Holding co.	100%	100%
Easynet Channel Partners Limited	United Kingdom	Trading	100%	100%
Easynet Corporate Services Limited	United Kingdom	Trading	100%	100%
Easynet Enterprise Services Limited	United Kingdom	Trading	100%	100%
Easynet Financeco Limited*	United Kingdom	Trading	100%	100%
Easynet Global Services GmbH	Germany	Trading	100%	100%
Easynet Intermediate Holding Limited*	United Kingdom	Holding co.	100%	100%
Easynet Internet Services Limited*	United Kingdom	Trading	100%	100%
Easynet Italia S.p.A	Italy	Trading	100%	100%
Easynet Limited	United Kingdom	Trading	100%	100%
Easynet Managed Services Limited	United Kingdom	Trading	100%	100%
Easynet Network Services Limited*	United Kingdom	Trading	100%	100%
Easynet SAS	France	Trading	100%	100%
Easynet Worldwide Limited*	United Kingdom	Trading	100%	100%
EGHL (UK) Limited	United Kingdom	Trading	100%	100%
EGHL Limited*	United Kingdom	Trading	100%	100%
EGSL Holding Limited*	United Kingdom	Holding co.	100%	100%
Interoute (Shanghai) Information & Technology Company Ltd	Hong Kong	Trading	100%	100%
Interoute Application Management Ltd	United Kingdom	Trading	100%	100%
Interoute Australia Pty Limited	Australia	Trading	100%	100%
Interoute Austria GmbH	Austria	Trading	100%	100%
Interoute Belgium NV	Belgium	Trading	100%	100%
Interoute Bulgaria JSCo	Bulgaria	Trading	100%	100%
Interoute Capital Markets BV	Netherlands	Dormant	100%	100%
Interoute Cirrus Limited	United Kingdom	Trading	100%	100%
Interoute Communications Belgium NV	Belgium	Trading	100%	100%
Interoute Communications Holdings Limited	United Kingdom	Holding co.	100%	100%
Interoute Communications Holdings SA	Luxembourg	Parent	100%	100%
Interoute Communications Limited	United Kingdom	Trading	100%	100%
Interoute Communications LLC	Russia	Trading	100%	100%

EXHIBIT 99.1

26. Subsidiary undertakings (continued)

Name of entity	Country of incorporation	Nature of activity	Effective ownership 2017	Effective ownership 2016
Interoute Czech s.r.o	Czech Republic	Trading	100%	100%
Interoute Denmark Filial af Interoute Managed Services Sweden AB	Sweden	Trading	100%	100%
Interoute Finco Plc	United Kingdom	Trading	100%	100%
Interoute Finland Oy	Finland	Trading	100%	100%
Interoute France SAS	France	Trading	100%	100%
Interoute Germany GmbH	Germany	Trading	100%	100%
Interoute Holdings (Cyprus) Limited	Cyprus	Holding co.	100%	100%
Interoute Holdings S.a.r.l	Luxembourg	Holding co.	100%	100%
Interoute Hong Kong Limited	Hong Kong	Trading	100%	100%
Interoute Iberia SAU	Spain	Trading	100%	100%
Interoute Ýlet³sim Hizmetleri Limited ªirketi	Turkey	Trading	100%	100%
Interoute Magyarország Távközlési Kft	Hungary	Trading	100%	100%
Interoute Managed Services Belgium B.V.B.A	Belgium	Trading	100%	100%
Interoute Managed Services Denmark A/S	Denmark	Trading	100%	100%
Interoute Managed Services Hong Kong Limited	Hong Kong	Trading	100%	100%
Interoute Managed Services Netherlands B.V.	Netherlands	Trading	100%	100%
Interoute Managed Services Norge AS	Norway	Trading	100%	100%
Interoute Managed Services Sweden AB	Sweden	Trading	100%	100%
Interoute Managed Services Switzerland Sarl	Switzerland	Trading	100%	100%
Interoute Managed Services UK Limited	United Kingdom	Trading	100%	100%
Interoute Media Services Limited	United Kingdom	Trading	100%	100%
Interoute Networks Limited	United Kingdom	Trading	100%	100%
Interoute Poland Sp z.o.o	Poland	Trading	100%	100%
Interoute S.p.A	Italy	Trading	100%	100%
Interoute S.R.L.	Romania	Trading	100%	100%
Interoute Singapore Pte Limited	Singapore	Trading	100%	100%
Interoute Slovakia s.r.o	Slovakia	Trading	100%	100%
Interoute Treasury Services BV	Netherlands	Dormant	100%	100%
Interoute Ukraine LLC	Ukraine	Trading	100%	100%
Interoute USA Inc	USA	Trading	100%	100%
Interoute Vtesse Limited	United Kingdom	Trading	100%	100%
MDNX CIG Limited*	United Kingdom	Trading	100%	100%
MDNX Group Holdings Limited	United Kingdom	Holding co.	100%	100%
MDNX Group Limited*	United Kingdom	Trading	100%	100%
MDNX Holdings Limited*	United Kingdom	Holding co.	100%	100%
MDNX Limited*	United Kingdom	Trading	100%	100%
MDNX S1 Limited*	United Kingdom	Trading	100%	100%
Octium Limited*	United Kingdom	Trading	100%	100%
Via Net.Works France Holding SAS	France	Holding co.	100%	100%
Videokonferensbolaget Försäuning I Sverige AB	Sweden	Dormant	100%	100%

* These entities were dissolved after 31 December 2017.

EXHIBIT 99.1

27.	Significant new accounting policies

This section details new accounting standards, amendments to standards and interpretations, whether these are effective in 2017 or later years, and if and how these are expected to impact the financial statements of the Group.
New or amended standards in issue and effective for the year ended 31 December 2017
Amendments to IAS 7 - ‘Cash flow statements’ on additional disclosures
This is a change effectively to introduce equivalent “Net Debt Reconciliation” disclosures into the cash flow statement under IFRS. The change is effective as at 1 January 2017 with a requirement to restate comparatives. As the Group already presents a net debt reconciliation (see Note 17) minimal disclosure changes were required in order to comply with the amendments to IAS 7.

Amendments to IAS 12 - ‘Income Taxes’ on the recognition of deferred tax assets on unrealised losses
The first amendment to IAS 12 clarifies that deferred tax assets should be recognised, if recoverable, on unrealised losses arising from assets being recognised at fair value in the accounts. No change was required to the Group’s financial statements to comply with this. The second amendment to IAS 12 is that the calculation of future taxable profits used to evaluate whether a deferred tax asset should be recognised or not must exclude the impact of the reversal of that deferred tax asset. This approach has been adopted in these 2017 accounts, but the change had no material impact.
New or amended standards in issue but not yet effective
The following standards have been issued and are expected to have an impact on the Group’s financial statements but are not yet effective for the year ended 31 December 2017.
IFRS 15 - Revenue from contracts with customers
IFRS 15 sets out the requirements for accounting for revenue from contracts with customers. The standard comes into effect from 1 January 2018, with restatement of comparatives required. The Group intends to adopt the full retrospective transition method in applying this new standard.
The standard requires entities to apportion revenue earned from contracts to individual performance obligations based on relative stand-alone selling prices. It also requires entities to identify and separately disclose contract assets and contract liabilities which arise from contracts with customers.
The Group has conducted a detailed assessment of its revenue streams, identifying those which meet the definition of contracts with customers under IFRS 15 and those which meet the definition of leases under IAS 17 ‘Leases’ (and, from 1 January 2019, IFRS 16 - Leases). For revenue streams within the scope of IFRS 15, a detailed exercise was performed to identify the distinct performance obligations, allocate consideration to those obligations and review whether revenue and the related costs were recognised at the point when those obligations were satisfied.
From the point of view of revenue recognition, no changes to existing accounting practices were identified as part of the IFRS 15 transition project. With regard to contract costs, a required change was identified in the area of commission payable to sales staff for winning new contracts or contract extensions. Under the Group’s current accounting policies these costs are written off to the income statement as incurred. However, under IFRS 15 they are a cost of acquiring a contract and should be capitalised and written off over the expected contract duration. The impact of this change as at 1 January 2018 has been calculated as an increase in net assets of €9.7m and a decrease in loss before income tax for the year ended 31 December 2017 of €1.9m.
There are also new disclosure requirements under IFRS 15 which will impact the Group’s financial statements for the year ending 31 December 2018. These include the disaggregation of revenue from contracts with customers, details of contract assets and liabilities, the key judgements applied and the nature of unfulfilled performance obligations. The Group has concluded that its revenues will be disaggregated for disclosure purposes into revenues from “Telecommunications Services” and “Hardware Sales”.
IFRS 9 - Financial instruments
IFRS 9 comes into effect from 1 January 2018 with full restatement of comparatives required.
IFRS 9 deals with the classification, measurement, recognition and de-recognition of financial assets and liabilities and replaces IAS 39 ‘Financial instruments: Recognition and Measurement’. There are also changes to the method of calculating impairment losses on financial assets and the treatment of gains and losses arising from modification of financial instruments.
The Group has considered the impact of IFRS 9 on its financial statements in detail and concluded that most of the changes in IFRS 9 have no material impact on the Group’s financial statements.

EXHIBIT 99.1

27. Significant new accounting policies (continued)

New or amended standards in issue but not yet effective (continued)
IFRS 9 - Financial instruments (continued)

However, there is one change in the accounting for the modification of financial liabilities which does result in a transition adjustment as at 1 January 2018 arising from the refinancing process undertaken by the Group in October 2017 (see Note 17). Under IFRS 9 the change in the net present value of a financial liability arising from a modification is required to be recognised immediately in profit or loss, whereas under IAS 39 this amount was required to be amortised over the term of the instrument. The transition adjustment required for this as at 1 January 2018 is an increase in net assets of €8.0m and an increase in retained earnings of €8.0m. A gain of €8.0m will be recognised in profit or loss for the year ended 31 December 2017.
IFRS 16 - Leases
IFRS 16 will be effective from 1 January 2019. The standard will require lessees to recognise assets and liabilities for all leases, subject to some transitional exemptions for short duration leases and low value leases.
The Group has initiated and made good progress on its IFRS 16 implementation project. The project includes regular communication with the Audit Committee and external auditors and also reflects evolving telecoms industry consensus on key judgemental areas.
Key components of the project are well advanced. The Group has identified the categories of contracts which meet the definition of leases and those which should instead be treated as service contracts. Progress has also been made on improving data accuracy and analysing assumptions.
There are no other new or amended standards which are not yet effective and which are expected to have a significant impact on the Group’s financial statements.
28. Significant accounting policies

Basis of preparation
Historical cost convention
The financial statements have been prepared on a historical cost basis except for the following:

•	Financial assets and liabilities (including derivative financial instruments) - measured at fair value

•	Defined benefit pension plans - plan assets measured at fair value
Reclassifications
The group has reassessed the classification of certain items; accordingly, certain comparative amounts have been reclassified to conform with the current year presentation. This has had no impact on total assets, liabilities, equity and income of previous years.

Rounding
Historically, the Group’s financial statements have been presented with figures rounded to the nearest one thousand Euros. Given the growth of the Group in recent years, these financial statements have been presented to the nearest €0.1m. The 2016 and 2015 comparatives have also been presented on this basis.
The principal accounting policies applied in the preparation of these consolidated Financial Statements are set out below. Unless otherwise stated, these policies have been consistently applied to the years presented.

(a)	Principles of consolidation
Subsidiaries are all entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement in the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date control ceases. The acquisition method of accounting is used to account for business combinations by the Group. Intercompany transactions, balances and unrealised gains on transactions between group companies are eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

EXHIBIT 99.1

28. Significant accounting policies (continued)

(b)	Foreign currency translation

Functional and presentation currency
Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which these entities operate (“the functional currency”). The consolidated financial statements are presented in Euros, which is the Group’s functional and presentation currency.
Transactions and balances
Foreign currency transactions are translated into the functional currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses arising from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at year end exchange rates are recognised in profit or loss.
Foreign exchange gains and losses that relate to borrowings are presented in the income statement within net finance costs. All other foreign exchange gains or losses are presented in the income statement on a net basis within other income or expenses.
Non-monetary items that are measured at fair value in a foreign currency are translated using exchange rates at the date when the fair value was determined. Translation differences on assets and liabilities carried at fair value are reported as part of the fair value gain or loss.
Group companies
The results and financial position of foreign operations (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•	Assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet

•
Income and expenses for each income statement or statement of comprehensive income are translated at average exchange rates (unless this not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions); and

•	All resulting exchange differences are recognised in other comprehensive income

•	When a foreign operation is sold the associated exchange differences are reclassified to profit or loss as part of the gain or loss on sale.

(c)	Revenue recognition

Revenue is measured at the fair value of the consideration receivable. Amounts disclosed as revenue are net of returns, trade allowances, rebates and amounts collected on behalf of third parties.
The Group recognises revenue on the sale of goods when the significant risks and rewards associated with ownership of the goods have been transferred to the customer, the Group has neither managerial involvement nor effective control of the goods, the amount of revenue can be recognised reliably and it is probable that economic benefits will flow to the Group.
Revenue is recognised for provision of services based on the stage of completion of the service at the end of the accounting period on the condition that the outcome of the transaction involving the service can be estimated reliably. The outcome of the transaction can be estimated reliably if the amount of the revenue, the related costs and the stage of completion can be measured reliably and it is probable that economic benefits will flow to the Group. For certain types of service, stage of completion is derived from metres or similar devices, while for others it is estimated on a straight-line basis over the life of the contract.
Where a number of services are provided under a single customer contract they are allocated where necessary based on the relative fair value of each element.
The specific accounting policies for some of the Group’s main types of revenue are as follows.
Telecommunications services
Revenue from telecommunications services is recognised over the period during which the service is provided. Amounts invoiced in advance are shown as deferred income and then recognised as revenue in the period during which the service is provided.

EXHIBIT 99.1

28. Significant accounting policies (continued)

(c) Revenue recognition (continued)
Connection fees
Connection fees are recognised as revenue over the expected customer relationship period. For the majority of services the expected customer relationship period is estimated to be three years.
Infrastructure sales
Revenue attributable to infrastructure sales in the form of Indefeasible Rights of Use (“IRUs”) with the characteristics of a sales-type finance lease are recognised at the later of delivery or acceptance by the customer. IRUs which qualify as sales-type finance leases are those which have the economic substance of the transfer to the customer of the significant risks and rewards of ownership. IRUs which do not meet this condition are recognised as operating leases, with income recognised over the period during which the customer has rights of use over the asset. Sales of infrastructure assets which were classified as inventory when first acquired are classified as revenue, while sales of such assets which were classified as plant and equipment are presented as proceeds from the sale of property, plant and equipment.
Where customers have access to equipment owned by the Group and the customer has contractual rights of control over the specific physical asset, the asset is considered as having been sold to the customer by way of a sales-type finance lease when the significant risks and rewards of ownership are transferred to the customer. If such transfer has not occurred the transaction is an operating lease.
Exchange contracts for telecommunications capacity relating to goods and services of a similar nature and value do not give rise to reported revenue.

(d)	Income tax

The income tax expense or credit for the year is the tax payable on the current year’s taxable income based on the applicable tax rate for each jurisdiction adjusted by changes in deferred tax assets and liabilities attributable to temporary differences and to unused tax losses.
The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the end of the reporting period in the countries where the company’s subsidiaries operate and generate taxable income. Management periodically evaluates the positions taken in tax returns with respect to situations in which applicable tax regulations subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.
Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are not recognised if they arise from the initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit nor loss.
Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the end of the period and are expected to apply when the related deferred tax asset is realised or deferred income tax liability is settled. Deferred tax assets are recognised only if it is probable that future taxable amounts will be available to utilise those temporary differences and losses.
Deferred tax liabilities and assets are not recognised on temporary differences between the carrying amount and tax bases of investments in foreign operations where the company is able to control the timing of the reversal of the temporary differences and it is probable that the differences will not reverse in the foreseeable future.
Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets and liabilities and when the deferred tax balances relate to the same taxation authority. Current tax assets and tax liabilities are offset where the entity has a legally enforceable right to offset and intends either to settle ion a net basis or to realise the asset and settle the liability simultaneously.
Current and deferred tax is recognised in profit or loss, except to the extent that it relate to items recognised in other comprehensive income or directly in equity. In these cases, the tax is also recognised in other comprehensive income or directly in equity respectively.

EXHIBIT 99.1

28. Significant accounting policies (continued)

(e)	Leases

The Group as lessee
Leases of property, plant and equipment where the Group, as lessee, has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalised at the lease’s inception at the fair value of the leased property or, if lower, the present value of the minimum lease payments. The corresponding rental obligations, net of finance charges, are included in other short-term or long-term borrowings. Each lease payment is allocated between the liability and finance cost. The finance cost is charged to profit or loss over the lease period so as to produce a constant rate of interest on the remaining balance of the liability each period. The property, plant and equipment acquired under finance leases is depreciated over the asset’s useful life or over the shorter of the asset’s useful life and the lease term if there is no reasonable certainty that the Group will obtain ownership at the end of the lease term.
Leases in which a significant portion of the risks and rewards of ownership are not transferred to the Group as lessee are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to profit or loss on a straight-line basis over the period of the lease.
The Group as lessor
Where the Group is the lessor under a finance lease, the lease is reported in receivables at an amount equal to the net investment in the lease. The finance income reported is based on a constant rate of return on the outstanding net investment in the lease. Lease income from operating leases where the Group is a lessor is recognised in income on a straight-line basis over the lease term. The respective leased assets are included in the balance sheet based on their nature.

(f)	Business combinations

The acquisition method of accounting is used to account for business combinations, regardless of whether equity instruments or other assets are acquired. The consideration transferred for the acquisition of a subsidiary comprises:

•	Fair values of the assets transferred

•	Liabilities incurred to the former owners of the acquired business

•	Equity interests issued by the Group

•	Fair value of any asset or liability resulting from a contingent consideration arrangement
Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are, with limited exceptions, measured initially at their fair values at the acquisition date. Acquisition related costs are expensed as incurred.
The excess of the consideration transferred over the fair value of the net identifiable assets acquired is recorded as goodwill. If those amounts are less than the fair value of the net identifiable assets of the subsidiary acquired, the difference is recognised directly in profit or loss as a bargain purchase.
Where settlement of any part of cash consideration is deferred the amounts payable in future are discounted to their present value as at the date of exchange. The discount rate used is the entity’s incremental borrowing rate, being the rate at which a similar borrowing could be obtained from an independent financier under comparable terms and conditions.
Contingent consideration is classified as either equity or a financial liability. Amounts classified as a financial liability are subsequently re-measured to fair value with changes recognised in profit or loss. If the business combination is achieve in stages the acquisition date carrying value of the acquirer’s previously held equity interest in the acquire is re-measured to fair value at the acquisition date. Any gains or losses arising on such re-measurement are recognised in profit or loss.
In 2005 ICHSA became the holding company of Interoute Communications Holdings Limited (“ICHL”) via a share for share exchange. This transaction was treated as a reverse acquisition and the financial statements of ICHSA were treated as a continuation of ICHL’s financial statements. This business combination occurred before the IFRS transition date and ICHSA has elected not to apply IFRS3 “Business Combinations” retrospectively.

EXHIBIT 99.1

28. Significant accounting policies (continued)

(g)	Impairment of assets

Goodwill and intangible assets that have an indefinite useful life are not subject to amortisation and are tested annually for impairment or more frequently if events or changes in circumstances indicate that they might be impaired. Other assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use.
For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash inflows which are largely independent of the cash inflows from other assets or groups of assets (Cash Generating Units). Non-financial assets other than goodwill that suffer impairment are reviewed for possible reversal of the impairment at the end of each reporting period.

(h)	Cash and cash equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents includes cash on hand, deposits at call with financial institutions and other short term highly liquid investments with original maturities of three months or less that are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value.

(i)	Trade receivables

Trade receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less provision for impairment.

(j)	Inventories

Finished goods are stated at the lower of cost and net realisable value. Cost comprises direct materials, direct labour and an appropriate proportion of overhead expenditure. Costs are assigned to individual items of inventory on the basis of First in First Out (“FIFO)”) Costs of purchased inventory are determined after deducting rebates and discounts. Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

(k)	Investments and other financial assets

Classification
The Group classifies its financial assets in the following categories:

•	Financial assets at fair value through profit or loss

•	Loans and receivables

•	Available for sale financial assets
The classification depends on the purpose for which the investments were acquired. Management determines the classification of its investments at initial recognition.
Recognition and derecognition
Regular way purchases and sales of financial assets are recognised on trade-date, the date on which the Group commits to purchase or sell the asset. Financial assets are derecognised when the rights to receive cash flows from the financial assets have expired or have been transferred and the Group has transferred substantially all the risk and rewards of ownership.
Measurement
At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at fair value through profit or loss are expensed in profit or loss.
Loans and receivables are subsequently carried at amortised cost using the effective interest rate method.

EXHIBIT 99.1

28. Significant accounting policies (continued)

(k) Investments and other financial assets (continued)
Available-for-sale financial assets comprise equity investments in unquoted companies and therefore, due to the non-availability of observable market prices, they are carried at historic cost. Financial assets at fair value through profit or loss are subsequently carried at fair value. Gains or losses arising from changes in the fair value are recognised in profit or loss within other income or other expenses.
Interest income from financial assets at fair value through profit or loss is included in the net gain / (loss). Interest on available for sale securities and loans and receivables calculated using the effective interest method is recognised in the statement of profit or loss as part of finance income.
Impairment
The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses have been incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (“a loss event”) and that loss event has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. In the case of equity investments classified as available for sale a significant prolonged decline in the fair value of the security below its cost is considered an indicator that the assets are impaired
Assets carried at amortised cost
For loans and receivables the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced and the amount of the loss is recognised in profit or loss. If a loan has a variable interest rate the discount rate for measuring any impairment loss is the current effective interest rate determined under the contract. As a practical expedient the Group may measure impairment on the basis of the instrument’s fair value using an observable market price.
If in a subsequent period the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised such as an improvement in a debtor’s credit rating, the reversal of the previously recognised impairment loss is recognised in profit or loss.
Income recognition
Interest income is recognised using the effective interest rate method. When a receivable is impaired, the Group reduces the carrying amount to its recoverable amount, being the estimated future cash flow discounted at the original effective interest rate of the instrument, and continued unwinding the discount as interest income. Interest income on impaired loans is recognised using the original effective interest rate.

(l)	Derivatives

Derivatives are initially recognised at fair value on the date a derivative contract is entered into and are subsequently re-measured to their fair value at the end of each reporting period.
Although derivatives are used to manage financial risk and are not held for trading purposes, the Group has not designated any such derivatives as hedges within the terms of IAS39 “Financial Instruments: Recognition and Measurement”. As these derivatives do not qualify for hedge accounting, changes in their fair value are recognised immediately in profit or loss.

(m)	Property, plant and equipment

Property, plant and equipment is stated at historical cost less depreciation. Historical cost includes expenditure that is directly attributable to the acquisition of the items. Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the group and the cost of the item can be measured reliably. The carrying value of any component accounted for as a separate asset is derecognised when replaced. All other repairs and maintenance are charged to profit or loss during the reporting period in which they are incurred.

EXHIBIT 99.1

28. Significant accounting policies (continued)

(m) Property, plant and equipment (continued)
The straight-line depreciation methods and periods used by the Group are as follows:

Freehold buildings	50 years
Leasehold buildings	50 years or lease term if shorter
Leasehold improvements	20 years or lease term if shorter
Plant and machinery - office equipment	3 years
Plant and machinery - computer equipment	3 years
Plant and machinery - decommissioning assets	Over life of property lease
Network infrastructure - ducts	40 years or lease term if shorter
Network infrastructure - fibre	25 years or lease term if shorter
Network infrastructure - Other	5 years
Network spares	5 years or remaining useful life if lower

Freehold land is not depreciated. Network spares may be purchased new or transferred from and to other asset categories.
An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than the estimated recoverable amount. Gains and losses on disposal are determined by comparing proceeds with carrying amount and are included in profit or loss.

(n)	Goodwill

Goodwill is measured as described earlier. Goodwill is not amortised but is tested for impairment annually or more frequently if events or changes in circumstances indicate that it might be impaired, and is carried at cost less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to cash generating units for the purpose of impairment testing. The allocation is made to those Cash Generating Units or groups of Cash Generating Units that are expected to benefit from the business combination in which the goodwill arose. The units or groups of units are identified at the lowest level at which goodwill is monitored for internal management purposes.

(o)	Other Intangible assets

Trade names and customer relationships
Separately acquired trade names are shown at historical cost. Trademarks and customer relationships acquired in business combinations are recognised at fair value at the acquisition date. They have a finite useful life and are subsequently carried at cost less accumulated amortisation and impairment losses.
Software
Costs associated with maintaining software programmes are recognised as an expense as incurred. Development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by the Group are recognised as intangible assets when the following criteria are met:

–	it is technically feasible to complete the software so that it will be available for use

–	management intends to complete the software and then use or sell it

–	there is an ability to use or sell the software

–	it can be demonstrated how the software will generate probable future economic benefits

–	adequate technical, financial and other resources to complete the development and to use or sell the software are available

–	the expenditure attributable to the software during its development can be reliably measured

EXHIBIT 99.1

28. Significant accounting policies (continued)

(o) Other Intangible assets (continued)
Directly attributable costs that are capitalised as part of the software include employee costs. Capitalised development costs are recorded as intangible assets and amortised from the point at which the asset is ready for use.
Research and development
Research expenditure and development expenditure that do not meet the criteria above are recognised as an expense as incurred. Development costs previously recognised as an expense are not recognised as an asset in a subsequent period.
Amortisation methods and periods
The straight-line amortisation periods applied to intangible assets are as follows:

Trade names	2 years
Licences (including purchased software)	Over the licence period
Customer relationships	18 years
Software development	3-5 years

Expected useful lives are reviewed at each year end and amended where appropriate.

(p)	Trade and other payables

These amounts represent liabilities for goods and services provided to the Group prior to the end of the financial year which remain unpaid. The amounts are unsecured. Trade and other payables are presented as current liabilities unless payment is not due within 12 months after the reporting periods. They are recognised initially at their fair value and subsequently measured at amortised cost using the effective interest method.

(q)	Borrowings

Borrowings are initially recognised at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortised cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognised in profit or loss over the period of the borrowings using the effective interest method. Fees paid on the establishment of loan facilities are recognised as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down.
Borrowings are removed from the balance sheet when the obligation specified in the contract is discharged, cancelled or expired. The difference between the carrying amount of a financial liability that has been extinguished or transferred to another party and the consideration paid, including any non-cash assets transferred or liabilities assumed, is recognised in profit or loss as other income or finance costs.
Where the Group's debt instruments are restructured, the change is treated as an extinguishment of the old instrument if the present value of the cash flows from the new instrument, plus transaction costs, differs from the present value of the remaining cash flows under the old instrument by 10% or more.
Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the reporting period.

(r)	Borrowing costs

Borrowing costs are expensed in the period in which they are incurred, unless they are considered to be directly attributable to the construction of qualifying assets which necessarily take a substantial period of time to get ready for their intended use or sale.

EXHIBIT 99.1

28. Significant accounting policies (continued)

(s)	Provisions

Provisions are recognised when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are not recognised for future operating losses.
Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the end of the reporting period. The discount rate used to determine the present value is a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The increase in the provision due to the passage of time is recognised as a finance cost.

(t)	Employee benefits

Short-term obligations
Liabilities for wages and salaries, including non-monetary benefits and accumulating annual and sick leave that are expected to be settled wholly within 12 months after the end of the period in which employees render the related service, are recognised in respect of employees services up to the end of the reporting period and are measured at amounts expected to be paid when the liabilities are settled. The liabilities are presented as current employee benefit obligations in the balance sheet.
Other long-term employee benefit obligations
The liability for cash-settled share based payment obligations is not expected to be settled wholly within 12 months after the end of the period in which the employees render the related service. This liability is measured in accordance with IFRS 2 “Share based payment” and is presented in long term employee benefit obligations.
Post-employment obligations
The Group operates various post-employment benefit schemes including both defined benefit and defined contribution pension and similar schemes.
Defined benefit schemes
The liability or asset recognised in the balance sheet in respect of defined benefit schemes is the present value of the defined benefit obligation at the end of the reporting period less the fair value of the plan assets. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rate of high quality corporate bonds that are denominated in the currency in which the benefits will be paid and that have terms approximating to the terms of the related obligation. In countries where there is no deep market in such bonds the market rates on government bonds are used.
The net interest cost is calculated by applying the discount rate to the net balance of the defined benefit obligation and the fair value of plan assets. The cost is included in employee costs in the income statement.
Re-measurement gains and losses arising from experience adjustments and changes in actuarial assumptions are recognised in the year in which they occur, directly in other comprehensive income. Changes in the present value of the defined benefit obligation arising from plan amendments and curtailments are recognised immediately in profit or loss as past service costs.
Defined contribution schemes
For defined contribution plans the Group pays contributions to pension insurance plans on mandatory contractual or voluntary bases. The Group has no further payment obligations once the contributions have been paid. The contributions are recognised as employee costs when they are due. Prepaid contributions are recognised as an asset to the extent that a cash refund or a reduction in future payments is available.

EXHIBIT 99.1

28. Significant accounting policies (continued)

(u)	Share based payments

Share based payment benefits are provided to certain employees in the form of either Beneficiary Shares or cash Reward Scheme.
Beneficiary Shares
The fair value of Beneficiary Shares granted to employees for nil consideration is recognised as an expense over the relevant service period being the period from the date of grant to the expected vesting date. The impact of market-based vesting conditions is reflected in the fair valuation. The fair value is measured at grant date and is recognised in equity in the equity reserve. The number of shares expected to vest is estimated based on the non-market vesting conditions. The estimates are revised at the end of each reporting period and adjustments are recognised in profit or loss and the equity reserve.
Reward Scheme
Liabilities for the Group’s reward scheme, where a cash amount is paid to the employees based on the share price achieved on a vesting event, are recognised as employee costs over the relevant service period. The liabilities are re-measured to fair value at each reporting date and are presented as employee benefit obligations on the balance sheet.

(v)	Contributed equity

Ordinary shares are classified as equity. Preference shares are classified as liabilities. Otherwise these are shown as equity instruments. Incremental costs directly attributable to the issue of new shares are shown in equity as a deduction, net of tax, from the proceeds.
Where any group company purchases the Company’s equity instruments, for example as the result of a share-based payment arrangement, the consideration paid, including any directly attributable incremental costs (net of income taxes) is deducted from equity attributable to the owners until the shares are cancelled or re-issued.

(w)	Expenses

Expenses are decreases in economic benefits during the accounting period in the form of outflows or decrease of assets or incurrence of liabilities that result in decrease in equity, other than those relating to distributions to equity participants. Expenses are recognised in the profit or loss in the year these are incurred.

(x)	Related party relationships and transactions

Related party relationships exist when one party has the ability to control, directly, or indirectly through one or more intermediaries, the other party or exercise significant influence over the other party in making financial and operating decisions. Such relationship also exists between and/or among entities which are under common control with the reporting enterprise, or between, and/or among the reporting enterprise and its key management personnel, directors, or its shareholders. In considering each possible related party relationship, attention is directed to the substance of the relationship, and not merely the legal form. Transactions with related parties are initially recognised at fair value and subsequently measured at amortised cost using the effective interest rate method.

(y)	Rounding

All amounts disclosed in the financial statements and the notes thereto have been rounded off to the nearest 0.1 million Euros unless otherwise stated.